As filed with the Securities and Exchange Commission on August 30, 2010
Registration No. 333-168658

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to
 FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANTS SOFTWARE INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	13-3054685
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

71 Stevenson Street, Suite 400
San Francisco, CA 94105
(650) 931-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Buckel
Chief Financial Officer
71 Stevenson Street, Suite 400
San Francisco, CA 94105
(650) 931-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Calhoun
 Christopher E. Maxwell
 Morris, Manning & Martin, LLP
 1600 Atlanta Financial Center
 3343 Peachtree Rd. NE
 Atlanta, GA 30326

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001	19,179,14 0 shares(1)	$0.99(2)	$18,987,349	$1,354(3)(4)

(1)
Consists of (a) 3,935,25 8 shares of our common stock previously issued to the selling security holder (including 229,491 shares of our common stock issued in lieu of cash in connection with the March 31, 2010 and June 30, 2010 quarterly payment requirements), (b) 11,074,197 shares of our common stock issuable to the selling security holder upon the exercise of a warrant to purchase shares of common stock, and (c) 4,169,68 5 additional shares of our common stock issuable to the selling security holder after the date hereof in connection with certain quarterly payment obligations, in each case as described in this Registration Statement.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the price per share of $0.99, which was the average of the high and low sales price per share of our common stock as reported on the Over-the-Counter Bulletin Board on August 2, 2010.

(3)
In accordance with Rule 457(p) under the Securities Act, the Company hereby requests that $1,354 of  the  $1,656 in fees paid to the Commission in connection with the filing of the Company’s Registration Statement on Form S-1 (SEC File No. 333-166261) be credited against the registration fees payable for this Registration Statement and that the balance be credited for future use.  Such prior Registration Statement was withdrawn on July 14, 2010.

(4)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, Subject to Completion dated  August 30, 2010

PROSPECTUS

19,179,14 0 Shares of Common Stock

This prospectus relates to the resale of up to 19,179,14 0  shares of our common stock to be offered by the selling security holder, consisting of (a) 3,935,25 8 shares of our common stock previously issued to the selling security holder pursuant to the terms of an agreement dated March 12, 2010, by and between the Company and the selling security holder, and as amended on July 15, 2010 (collectively, the “Stock Purchase Agreement”), (b) up to 11,074,197 shares of our common stock issuable to the selling security holder upon the exercise of a warrant to purchase shares of common stock granted to the selling security holder pursuant to the Stock Purchase Agreement, and (c) 4,169,68 5 additional shares of our common stock issuable to the selling security holder after the date hereof in connection with certain quarterly payment obligations pursuant to the Stock Purchase Agreement.

We will not receive any of the proceeds from the sale of the shares by the selling security holder.  We have paid, and will continue to pay, the costs relating to the registration of these shares.

The selling security holder, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  See “Plan of Distribution” which begins on page 16.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “ANTS. “ On August 25 , 2010, the closing sale price of our common stock on the OTCBB was $1.02 per share.  You are urged to obtain current market quotations for the common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, including all information incorporated by reference herein, and any amendments or supplements carefully before you invest.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  August 30, 2010

- i -

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.  Brokers or dealers effecting transactions in the securities should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

- ii -

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus.  For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and the information incorporated herein by reference.  References in this prospectus to “we,” “our”, “us,” “ANTs” and the “Company” refer to ANTs software inc., except as otherwise indicated or as the context otherwise requires.

Company Business Overview

The Company

We have developed a software solution, the ANTs Compatibility Server™ (“ACS”), to allow customers to move software applications from one database product to another without time consuming and costly database migrations and application rewrites.  ACS translates the languages used by database products so that software applications written for one database product will work with another.  ACS allows customers to replace the database product without replacing the software application. Our first ACS product translates Sybase’s database product to run on Oracle’s database product. We are in the process of developing additional ACS products that will translate additional database languages.

In May 2008, ANTs acquired Inventa Technologies Inc. (“Inventa”) of Mt. Laurel, New Jersey.  Inventa is a wholly-owned subsidiary that manages and optimizes applications and databases for large enterprises and provides installation and support services for ACS (together, “Professional Services”).

Our headquarters are located in San Francisco, California and we have offices in Mt. Laurel, New Jersey and Alpharetta, Georgia.  We have financed operations through private offerings to accredited investors and asset managers to whom we have sold common stock and issued convertible promissory notes and warrants.  We expect to continue to raise capital for operations through such private offerings until we generate positive cash flows from operations.  We believe we have sufficient funds to cover operations into the fourth quarter of 2010 at our expected expense rate.  We expect that our focus over the next year will be on the continued development, marketing and sales of ACS and on the growth of our Professional Services offerings.

The ANTs Compatibility Server™

Applications written to work with one database product are typically incompatible with other database products due to proprietary extensions developed and popularized by the database vendors.  This has the effect of locking customers into one database vendor because it would generally be cost-prohibitive and too time-consuming to migrate an application from one database to another.  ACS translates these proprietary extensions from one database product to another and allows customers to migrate applications from one database product to another more easily and at less cost.

We have developed the underlying technologies related to ACS with the first version of ACS allowing applications currently running on Sybase's database product to run on Oracle's database product.  During 2008, ANTs completed pilots for an early group of customers and in December 2008 announced its first commercial deployment with the Wyndham Hotel Group call center application. In the future, we expect to build versions of ACS that will enable applications to be migrated from and to numerous other database products.

Professional Services

Established in 1993, Inventa, our IT managed services and professional services division, provides pre- and post-sales services related to ACS and application migration, application and database architecting, monitoring and management.  We provide Professional Services to customers in the hospitality, banking, insurance, gaming, automotive and high-technology industries.  We have extensive experience in architecting enterprise application and database deployments, upgrades and migrations and in installing, configuring, deploying and maintaining database products from major vendors such as IBM, Oracle, Microsoft and Sybase.  We have developed proprietary software that enables us to remotely monitor, diagnose and maintain customer applications and databases, saving customers the cost of having to maintain in-house IT resources needed to deliver these services.

Industry Background

The Market

According to IDC Research, the market for database products was $20 billion in 2008.   We believe Oracle, Microsoft and IBM control a substantial portion of this market.  According to the numerous Chief Technology Officers, database architects and application developers at the target Global 2000 enterprises with whom we have spoken, database infrastructure costs have become one of the most expensive line items in the IT budget.  These Global 2000 enterprises typically have annual database “spends” in excess of tens and, in some cases, hundreds of millions of dollars and their database budgets are growing annually.  The migration cost from one database to another, even to a low-cost open-source database, is extensive due to lack of compatibility between the products' proprietary extensions.  We believe there is significant interest, confirmed by our discussions with industry analysts and user groups, for a product that can provide the capability to migrate an application from one database to another.

Also according to IDC Research, the markets in which our Professional Services group operates, IT services and application management, were $122 billion in 2007 with IBM Global Services, HP/EDS and Accenture being among the largest vendors in those markets.  We have a unique combination of experience, skills and proprietary software that allow us to address a segment of the IT services market centered on database and application monitoring, maintenance and services.  In addition to this established market, we anticipate that our Professional Services group will be the first provider of migration and consulting services resulting from pre- and post-sales of our ACS products.  We expect our ACS customers will look to us as the experts in database consolidation to provide a full range of services related to ACS installation, deployment and use.  To the extent that this becomes a new “market” for Professional Services, we are in a position to capitalize on it.

Our Strategy

Our go-to-market strategy adapts with changes in the competitive structure of the database market.  The refinement of our strategy is a continuous and iterative process, reflecting our goal of providing a cost-effective solution across a wide variety of applications.  Our strategy has recently included:

•	Developing partnerships with IBM, Oracle, Microsoft, Sybase and others to bring our products to market;

•	Focusing on large enterprise customers who can realize significant savings by migrating applications among leading database products;

•	Selling or licensing our products directly;

•	Selling our products and technologies through partners; and

•	Developing custom versions of our products for our partners and selling or licensing that technology to them.

ACS can provide a solution for enterprises to address the problems of vendor lock-in and cost escalation by enabling them to migrate applications among database products.  ACS can provide a potentially significant competitive advantage for database vendors such as Oracle, IBM, Microsoft, Sybase and others because they would have the ability to cost-effectively migrate applications from their competitors’ products to their own.

In August 2009, the Company entered into an Original Equipment Manufacturer Agreement (“OEM Agreement”) with International Business Machines Corporation (“IBM”), a global IT vendor, regarding the supply of database migration technology.  IBM announced the OEM Agreement in May 2010.  We anticipate substantial business and future revenue to be generated from this agreement.  According to the OEM Agreement, ANTs is responsible for technology development specifically tailored to IBM's needs.  IBM will assume responsibility for marketing, sales and support of the technology on a worldwide basis, while ANTs will be the preferred service provider for migration projects.

Competition

We have not identified a direct competitor for our ACS database migration products.  Other database vendors encourage migration from competitive products through use of their proprietary migration tools.  These tools often require substantial investment to rewrite applications.  Potential customers with whom we have spoken are not receptive to these migrating applications due to the expense and risk of such rewrites.  While database vendors do not offer a directly competitive product, we fully expect database vendors to offer incentives for customers to keep applications deployed on their database products.

Competitors in the Professional Services market are large and well-established, with vendors such as IBM Global Services, HP/EDS and Accenture offering a wide range of services.  We have maintained long-term relationships with our customers and have been successful in renewing contracts and in signing multi-year contracts.

Risks That We Face

Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus and include but are not limited to the following:

•	We have a history of losses and a large accumulated deficit and we may not be able to achieve profitability in the future.

•	We may be unable to successfully execute any of our identified business opportunities that we determine to pursue.

•	We may be liable for significant damages if we are unable to have this Registration Statement declared effective by the SEC by October 8, 2010.

•	We depend on a limited number of customers for a significant portion of our revenue.

•	If we are unable to protect our intellectual property, our competitive position would be adversely affected.

•	If we experience rapid growth, we will need to manage such growth well.

•	Market acceptance of our products and services is not guaranteed and our business model is evolving.

•	Our ANTs Compatibility Server™ (“ACS”) product is at an early stage and our business model is not well established.

•	We will need to continue our product development efforts.

•	We face rapid technological change.

•	A failure to obtain additional financing in the future could prevent us from executing our business plan or operate as a going concern.

ADDRESS AND TELEPHONE NUMBER

The Company’s headquarters are located at 71 Stevenson Street, Suite 400, San Francisco, CA 94105; (650) 931-0500.

About the Stock Purchase Agreement

Purchase and Sale of Shares.  On March 12, 2010, we entered into a stock purchase agreement with Fletcher International, Ltd. (“Fletcher” or the “selling security holder”), an affiliate of Fletcher Asset Management, Inc., which was subsequently amended on July 15, 2010 (such agreement, as amended, the “Stock Purchase Agreement”).  In connection with the Stock Purchase Agreement, Fletcher agreed to invest up to $10,000,000 in ANTs through the purchase of shares of our common stock at various prices.   Specifically, pursuant to the Stock Purchase Agreement, Fletcher purchased (i) 1,500,000 shares of our common stock for an aggregate purchase price of $1,500,000 ($1.00 per share) on March 22, 2010 in an initial closing (the “Initial Closing” and such shares referred to herein as the “Initial Closing Shares”), (ii) 605,76 7 shares of common stock for an aggregate purchase price of $500,000 ($0.8254 per share) on May 11, 2010 in a first tranche closing (the “First Tranche”, and such shares referred to herein as the “First Tranche Shares”), and (iii) 1,600,000 shares of our common stock for an aggregate purchase price of $2,000,000 ($1.25 per share) on July 15, 2010 in a second tranche closing (the “Initial Second Tranche”, and such shares referred to herein as the “Initial Second Tranche Shares”).  The Initial Closing Shares, First Tranche Shares and the Initial Second Tranche Shares are included in, and are being registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) by, this Registration Statement.

In addition, Fletcher has the right, but not the obligation, exercisable at any time prior to July 15, 2016, to purchase (i) an aggregate of up to $1,000,000 of additional shares of our common stock (the “Additional Second Tranche”, and together with the Initial Second Tranche, the “Second Tranche”) at a price per share of $1.25 per share (up to 800,000 shares) and (ii) an aggregate of up to $5,000,000 of additional shares of our common stock (the “Third Tranche”) at a price per share of $1.50 per share (up to 3,333,333 shares).  The shares of common stock that Fletcher may purchase in the Additional Second Tranche and the Third Tranche are not being registered pursuant to this Registration Statement, however, upon the issuance and sale of shares of common stock in the Additional Second Tranche and/or Third Tranche, the Company will be required to file additional registration statements with respect to such shares and to cause such shares to be registered under the Securities Act for resale by the selling security holder.

Initial Warrant and Subsequent Warrant.  Pursuant to the Stock Purchase Agreement, the Company also granted to Fletcher a warrant to purchase up to $10,000,000 of shares of our common stock at a price per share of $0.903 (11,074,197 shares of common stock) subject to certain adjustments, which was subsequently amended on July 15, 2010 (such warrant, as amended, the “Initial Warrant”).  The Initial Warrant is exercisable at any time on or before July 15, 2019, subject to certain extensions, including (i) an extension of two business days for every day this Registration Statement (or any subsequent Registration Statement which is required to be filed by the Company pursuant to the terms of the Stock Purchase Agreement) is not available with respect to all common stock issued or issuable under the Stock Purchase Agreement, the Initial Warrant or the Subsequent Warrant (as defined below) at any time on or after the date that such shares are required to be registered pursuant to the terms of the Stock Purchase Agreement (except during certain permitted blackout periods) or such shares of common stock are not listed or quoted and qualified for trading on a public market (a “Public Market Unavailability Day”), and (ii) an extension for that number of days equal to the number of days in the period commencing on July 2, 2010 and ending on the earlier of (y) the date this Registration Statement is declared effective and (z) October 8, 2010.  The Initial Warrant is exercisable for cash or on a net share settled or “cashless” basis.  The 11,074,197 shares of our common stock issuable upon exercise of the Initial Warrant are included in, and are being registered for resale under the Securities Act by, this Registration Statement.

The Stock Purchase Agreement further provides that if, for two consecutive calendar quarters after March 12, 2014, the Daily Market Price of our common stock for each business day in such calendar quarter exceeds $3.50 per share (the “Subsequent Warrant Condition”), the Company is required to give Fletcher notice of the satisfaction of the Subsequent Warrant Condition.  The commencement date of measurement of March 12, 2014 is subject to certain extensions, including (i) an extension of one business day for every Public Market Unavailability Day, and (ii) an extension for that number of days equal to the number of days in the period commencing on July 2, 2010 and ending on the earlier of (y) the date this Registration Statement is declared effective and (z) October 8, 2010.  On the tenth business day following Fletcher’s receipt of notice of the satisfaction of the Subsequent Warrant Condition, the Company will be required to issue and deliver to Fletcher a new warrant (the “Subsequent Warrant”) in form substantially the same as the Initial Warrant except that the Subsequent Warrant will provide Fletcher the right to purchase up to $10,000,000 of shares of our common stock with an exercise price per share equal to the product of (i) the exercise price of the Initial Warrant (currently $0.903) as of the date of issuance of the Subsequent Warrant multiplied by (ii) the quotient equal to $3.00 divided by $0.903, subject to certain adjustments.  For example, if the exercise price of the Initial Warrant remains $0.903, the exercise price of the Subsequent Warrant would be $3.00.  The Subsequent Warrant will have a term of two years from the date of issuance subject to certain extensions, including an extension by the number of days by which the term of the Initial Warrant was extended.  The shares of common stock issuable upon exercise of the Subsequent Warrant are not included in this Registration Statement.  However, upon issuance of the Subsequent Warrant, the Company will be required to file an additional registration statement with respect to the shares of common stock issuable upon exercise of the Subsequent Warrant.

Upon the issuance of the Subsequent Warrant, the Initial Warrant will expire and be of no further force and effect to the extent not previously exercised.  As a result of the terms of the Initial Warrant and the Stock Purchase Agreement, we anticipate that Fletcher will exercise the Initial Warrant prior to the delivery of the Subsequent Warrant.  In that event, the Company will remain obligated to issue to Fletcher the Subsequent Warrant.

The Initial Warrant has and the Subsequent Warrant will have anti-dilution protections that require adjustments to the exercise price of the warrant in the event the Company engages or participates in any sale or issuance of any shares of, or securities convertible into, exercisable or exchangeable, for any shares of any class of the Company’s capital stock, subject to certain excluded issuances set forth in the Stock Purchase Agreement (the “Future Equity Issuances”).  If the Company sells or issues shares or securities with an exercise or conversion price that is less than the warrant exercise price, which is currently $0.903 for the Initial Warrant, and which will initially be $3.00 for the Subsequent Warrant (if the exercise price of the Initial Warrant remains $0.903 at the time of issuance of the Subsequent Warrant), the exercise price for the Initial Warrant and the Subsequent Warrant, respectively, shall automatically be reduced to equal the lesser of (a) the warrant exercise price then in effect and (b) the lowest price per share of the Common Stock paid or payable by any person in the Future Equity Issuance (including, in the case of options, warrants, convertible preferred securities, convertible notes or other securities convertible, exchangeable or exercisable into or for common stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date). Furthermore, if the Company is required to restate its financial statements, the warrant exercise price shall be reduced to the market value of the Company’s common stock during a window of time following the restatement, as defined in the Stock Purchase Agreement and the number of shares subject to be issued under the warrants shall be increased accordingly.  Based on the terms of the warrants, a reduction in the warrant exercise price will result in the warrants being exercisable for additional shares of common stock at the lower exercise price determined by dividing the aggregate exercise price (initially $10,000,000 for each warrant) by the adjusted exercise price.

Quarterly Payments.  In addition to the foregoing, for so long as any portion of the Initial Warrant remains outstanding, and commencing on March 31, 2010, we are required to pay to Fletcher on each March 31, June 30, September 30 and December 31, a quarterly payment equal to:  the product of (A) the quotient of (x) the remaining unexercised amount of the Initial Warrant as of the third business day preceding such quarterly payment date (initially $10,000,000), divided by (y) the warrant exercise price as of the quarterly payment date (initially $0.903 and subject to adjustments), multiplied by (B) $0.01 per share (each a “Quarterly Payment”, and such shares to be issued as Quarterly Payments are referred to herein as the “Quarterly Payment Shares”).  The current Quarterly Payment is $110,741.97.  The Company, in its discretion, may pay the Quarterly Payments in cash or in shares of common stock determined by dividing the Quarterly Payment by the Prevailing Market Price (as defined below) on the third business day prior to the applicable Quarterly Payment date.  The Company elected to pay the first and second Quarterly Payments in shares of common stock, which were paid to Fletcher on (i) March 31, 2010 pursuant to the issuance of 128,818 shares of common stock and (ii) June 30, 2010 pursuant to the issuance of 100,673 shares of common stock.  In the event the Company is unable to pay the Quarterly Payment on each Quarterly Payment date, the Company will be required to pay interest at a rate equal to the greater of (A) 12% per annum or (B) the prime rate interest published by The Wall Street Journal plus 9% per annum on the unpaid Quarterly Payment (payable in cash) until such Quarterly Payment is made.   The 229,491 shares of our common stock previously issued in connection with the Quarterly Payments, plus an additional 4,169,68 5 shares of our common stock that may be issued in the future in connection with future Quarterly Payments, are included in, and are being registered for resale under the Securities Act by, this Registration Statement.

“Prevailing Market Price” means the average of the Daily Market Prices (as defined below) of our common stock for the 40 business days ending on and including the third business day before the applicable reference date, but not greater than the average of the Daily Market Prices of the common stock for any five consecutive or nonconsecutive business days (determined in Fletcher's sole discretion) of the 40 business day period.  “Daily Market Prices” means the amount per share of our common stock equal to (i) the daily volume-weighted average price on such date on the OTCBB (or other principal listing service or exchange on which our common stock is then listed) or, if no sale takes place on such date, the average of the closing bid and asked prices thereof on such date on the OTCBB (or other principal listing service or exchange on which our common stock is then listed), in each case as reported by Bloomberg, L.P. (or by such other person or entity as we and Fletcher may agree), or (ii) if our common stock is not then listed or admitted to trading on a market, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by our Board of Directors as of the last calendar day of any month ending within 60 calendar days preceding the date as of which the determination is to be made or (y) the fair value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Fletcher and reasonably acceptable to us, subject to adjustment for stock splits, recombinations, stock dividends and the like.

Maximum Number; Limitation on Sales under Stock Purchase Agreement and Warrants.  Pursuant to the Stock Purchase Agreement, we cannot issue to Fletcher, and Fletcher cannot purchase, additional shares of common stock to the extent such issuance would result in Fletcher beneficially owning an aggregate number of shares of common stock greater than the Maximum Number (as defined below), unless Fletcher delivers a notice to the Company electing to increase the Maximum Number at least 65 days prior to the date of increase in the Maximum Number.  The “Maximum Number” is the number of shares of the Company’s common stock equal to 9.9% of the aggregate number of outstanding shares of common stock calculated on a monthly basis based on the total number of outstanding shares of common stock outstanding on the last day of the applicable month.  Pursuant to the Stock Purchase Agreement, we are required to deliver to Fletcher on or before the tenth day of each calendar month a notice (the “Outstanding Share Notice”) stating, among other things, the aggregate number of shares of our common stock outstanding as of the last day of the preceding calendar month.  If the Outstanding Share Notice reflects a decrease in the number of our outstanding shares of common stock from the number reflected in the Outstanding Share Notice for the prior month, the Maximum Number will be deemed to decrease immediately such that the Maximum Number equals 9.9% of the aggregate number of outstanding shares of common stock reported on the most recent Outstanding Share Notice.  If the Outstanding Share Notice reflects an increase in the number of our outstanding shares of common stock from the number reflected in the Outstanding Share Notice for the prior month, then on the 65th day after delivery of the Outstanding Share Notice, the Maximum Number will be increased to a number equal to 9.9% of the aggregate number of outstanding shares of our common stock reported on the new Outstanding Share Notice.  We have reported an increase in our outstanding shares of common stock in each Outstanding Share Notice delivered with respect to March 31, 2010, April 30, 2010, May 31, 2010 and June 30, 2010.  As a result, the current Maximum Number is 10,860,963 based on the Outstanding Share Report delivered to Fletcher on May 10, 2010.  However, the Maximum Number will increase to 11,095,563 shares of common stock effective August 11, 2010, based on the Outstanding Share Notice delivered to Fletcher on June 7, 2010 , to 11,200,213 shares of common stock effective September 12, 2010, based on the Outstanding Share Report delivered to Fletcher on July 9, 2010 and to 11,379,679 shares of common stock effective October 13, 2010, based on the Outstanding Share Report delivered to Fletcher on August 9, 2010 .  Fletcher has the right to increase the Maximum Number above the 9.9% limitation by delivering a notice to the Company electing to increase the Maximum Number at least 65 days prior to the date of increase in the Maximum Number.  Any shares of common stock that would have been issued to Fletcher pursuant to the Stock Purchase Agreement or upon exercise of either the Initial Warrant or the Subsequent Warrant but for the limitations on the Maximum Number shall be deferred and shall be delivered to Fletcher promptly and in any event no later than three business days after the date such limitations cease to restrict the issuance of such shares (whether due to an increase in the Maximum Number so as to permit such issuance, the disposition by Fletcher of shares of common stock or any other reason) unless Fletcher has withdrawn the applicable Fletcher notice to purchase or warrant exercise notice.

Effect of Dilutive Issuances.  If, at any time within one year following any closing date for the Initial Closing or the closings of the First Tranche, Second Tranche or Third Tranche, or the closing of any exercise of the Initial Warrant or the Subsequent Warrant (each, a “Diluted Investment Closing”), there is (i) a public disclosure of our intention or agreement to engage in a Future Equity Issuance, or (ii) a consummation of a Future Equity Issuance, in each case at a price per share below the purchase price or exercise price per share paid (or deemed paid in the case of shares issued in connection with any Quarterly Payments or net share settled exercise of either warrant) by Fletcher for the common stock acquired at such Diluted Investment Closing, then we shall issue and deliver a number of shares of common stock to Fletcher equal to the positive difference, if any, with respect to each Diluted Investment Closing, between (x) the quotient of (1) the aggregate purchase price or aggregate exercise price paid (or deemed to have been paid in the case of a shares issued in connection with a Quarterly Payment or net share settled exercise of the warrants) by Fletcher with respect to such Diluted Investment Closing divided by (2) the Later Issuance Price (as defined below) and (y) the number of shares of common stock actually issued to Fletcher at such Diluted Investment Closing.  The term “Later Issuance Price” means the lowest price per share of common stock paid or payable by any person or entity in the Future Equity Issuance, including, in the case of options, warrants, convertible preferred, convertible notes or other securities convertible, exchangeable or exercisable into or for common stock, the lowest price per share at which such conversion, exchange or exercise may occur on any future date.

In connection with the shares potentially issuable to Fletcher pursuant to the exercise of the Initial Warrant and the issuance of shares in connection with the Quarterly Payments, we have reserved 15,243,88 2  shares of our common stock in addition to the 3,935,25 8 shares already issued to Fletcher.

The anti-dilution protection for the Initial Warrant and Subsequent Warrant described above are also known as “down-round” provisions. The Company accounts for warrants with down-round provisions, as derivative liabilities. Similarly, down-round provisions for issuances of common stock are also accounted for as derivative liabilities. These derivative liabilities are measured at fair value with the changes in fair value at the end of each period reflected in current period income or loss.

The Company determined the fair value the derivative liabilities to be $17.6 million as of March 15, 2010 in conjunction with the initial Stock Purchase Agreement and subsequently remeasured the fair value of the derivative liabilities to be $ 19.7 million at June 30, 2010. The Company is in the process of revaluing the derivative liabilities in conjunction with the amended Stock Purchase Agreement and included preliminary disclosure in its Quarterly Report on Form 10-Q for the quarterly period ended  June 30, 2010.

Registration Obligations.  The shares of common stock to be sold under the Stock Purchase Agreement and the shares of common stock underlying the Initial Warrant that are offered for resale by this prospectus are subject to registration obligations pursuant to the terms and conditions of the Stock Purchase Agreement.  We are obligated to file a registration statement with the SEC registering the sale of the shares of common stock issued or issuable under the Stock Purchase Agreement (including the Initial Closing Shares, the First Tranche Shares, the Initial Second Tranche Shares and the Quarterly Payment Shares) and the shares of common stock underlying the Initial Warrant and to cause the registration statement to be declared effective by the date that is 85 days after the closing of the Initial Second Tranche.  We are obligated to file with the SEC a new registration statement with respect to any shares of common stock issued after the date hereof in the Additional Second Tranche and/or Third Tranche and to cause such new registration statements to be declared effective within 70 days of the issuance of the shares of common stock in the Additional Second Tranche and/or Third Tranche.  Likewise, we are required to file with the SEC a new registration statement to register the shares of our common stock issuable upon exercise of the Subsequent Warrant and cause such new registration statement to be declared effective no later than 70 days following the issuance of the Subsequent Warrant.  If we fail to cause such registration statements to be declared effective by the applicable date, we may incur liability for damages.  We are also obligated to use our best efforts to keep the registration statements continuously effective until the earlier of (x) the later of (i) the second anniversary of the issuance of the last share of common stock that may be issued pursuant to the Stock Purchase Agreement or the warrants, and (ii) such time as all of the shares of common stock issued or issuable pursuant to the Stock Purchase Agreement or the warrants can be sold by the selling security holder or any of its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Stock Purchase Agreement, the Initial Warrant or the Subsequent Warrant shall have been sold by the selling security holder and its affiliates.  This prospectus forms a part of the registration statement that we filed pursuant to the Stock Purchase Agreement.

Amendment to Stock Purchase Agreement.  As described above, the Company and Fletcher entered into the original Stock Purchase Agreement on March 12, 2010. We subsequently entered into an amendment to the Stock Purchase Agreement on July 15, 2010. The most significant changes made by the amendment to the Stock Purchase Agreement are summarized as follows:

•
The original Stock Purchase Agreement provided that the Company could require Fletcher to purchase shares of common stock in the future based upon terms as defined in the agreement.  This provision has been eliminated by the amendment with the result that we cannot require that Fletcher purchase additional shares.

•
The amendment provides that Fletcher has the right, but not the obligation, to purchase additional shares of our common stock at fixed prices and such right is exercisable until July 15, 2016. The original Stock Purchase Agreement provided that the purchase price was the greater of a fixed price or a Prevailing Market Price as defined in the original Stock Purchase Agreement.  The amendment eliminates the Prevailing Market Price and imposes a deadline for the exercise of the purchase rights.

•
The original Stock Purchase Agreement provided that the Initial Warrant would be exercisable for a term of approximately nine years, subject to extension if the shares underlying the Initial Warrant were not registered by July 1, 2010 or upon the occurrence of certain other events. The amendment causes the period that the Initial Warrant will be exercisable to be extended based on the date that the underlying shares are registered or upon the occurrence of certain other events.

•
The amendment changed the Subsequent Warrant Condition. Under the original Stock Purchase Agreement, the Subsequent Warrant Condition would be satisfied if the Average Daily Market Price exceeded $3.00 per share for two consecutive quarters after March 12, 2013. The amendment changes the Subsequent Warrant Condition to be satisfied if the Daily Market Price exceeds $3.50 for two consecutive calendar quarters after March 12, 2014, subject to certain extensions.

•
The original Stock Purchase Agreement required that all such shares issued or issuable pursuant to the Stock Purchase Agreement  and the related warrants be registered for resale under the Securities Act of 1933, as amended, on or before July 1, 2010 and included substantial monetary penalties if the shares were not registered on or before that date. The amendment removed the specified monetary penalties for failure to register and required that the initial registration statement include only the shares of common stock registered in this registration statement. The Company has agreed, however, to file and cause to become effective registration statements in the future to register all of the shares of common stock for resale on or before certain specified dates. This registration statement is the initial registration statement required by the Stock Purchase Agreement.

About This Offering

This prospectus relates to the resale of up to 19,179,140 shares of our common stock to be offered by the selling security holder, consisting of (a) 3,935,25 8 shares of our common stock previously issued to the selling security holder pursuant to the terms of the Stock Purchase Agreement, (b) up to 11,074,197 shares of our common stock issuable to the selling security holder upon the exercise of the Initial Warrant, and (c) 4,169,68 5 additional shares of our common stock issuable to the selling security holder after the date hereof in connection with future Quarterly Payments pursuant to the Stock Purchase Agreement.

SUMMARY OF THE SHARES OFFERED BY THE SELLING SECURITY HOLDER

The following table is a summary of the shares being offered by the selling security holder pursuant to this prospectus:

Common Stock Offered by Selling Security Holder
Up to 19,179,140 shares of Common Stock consisting of (a) 3,935,25 8 shares of our common stock previously issued to the selling security holder pursuant to the terms of the Stock Purchase Agreement, (b) up to 11,074,197 shares of our common stock issuable to the selling security holder upon the exercise of the Initial Warrant, and (c) up to 4,169,68 5 shares of common stock issuable to the selling security holder in connection with the Quarterly Payments.

Common Stock Outstanding as of August 25 , 2010	115,142,331

Common Stock Outstanding After the Issuance of Shares in the Quarterly Payments and Initial Warrant (Estimated)
130,386,213  shares assuming the issuance of all common shares included in this Registration Statement (which includes an estimate of the shares to be issued in connection with the Quarterly Payments).  This number does not include the shares that may be issued in the Second Tranche or Third Tranche or upon exercise of the Subsequent Warrant.

Use of Proceeds
We will not receive any proceeds from the sale of the shares of common stock by the selling security holder.  However, the Company did receive the proceeds from the sale of the shares to the selling security holder under the Stock Purchase Agreement.  The proceeds received by the Company have been and will be used for general corporate purposes.

OTCBB Trading Symbol	ANTS

Risk Factors
The shares of common stock offered hereby involve a high degree of risk.  See the section entitled RISK FACTORS on page 9 for a discussion of the risks and certain additional factors that should be considered in evaluating an investment in the common stock.

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the summary selected consolidated financial information presented below in conjunction with the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, appearing in the Company’s annual report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2009 and quarterly report on Form 10-Q for the quarterly period ended June 30 , 2010, which are incorporated by reference in this prospectus.

The selected consolidated financial information as of and for the years ended December 31, 2009 and 2008, have been derived from the Company’s audited consolidated financial statements included in its annual report on Form 10-K, as amended on Form 10-K/A Amendment No. 1, for fiscal year ended December 31, 2009, which is incorporated by reference in this prospectus.

The selected consolidated financial information as of and for the  six months ended June 30 , 2010 and 2009 have been derived from our unaudited interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended June 30 , 2010 and 2009, and are incorporated by reference in this prospectus. Management believes that these unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the Company’s consolidated financial condition and results of operations as of the dates and for the periods indicated. Historical results are not necessarily indicative of future results and the results for the  six months ended June 30 , 2010 are not necessarily indicative of the Company’s expected results for the full year ending December 31, 2010 or any other period.

Summary of Operations

	Six Months Ended June 30 ,		Year Ended December 31,
	2010	2009	2009	2008
Total revenue	$3,010,398	$2,757,944	$5,811,682	$8,282,729
Operating loss	$(7,389,545)	$(4,302,590)	$(8,346,296)	$(8,455,180)
Net loss applicable to common stockholders	$(28,202,221)	$(7,013,047)	$(25,309,688)	$(11,628,584)
Net loss per common share (basic and diluted)	$(0.26)	$(0.08)	$(0.27)	$(0.15)
Weighted average common shares outstanding	106,846, 218	91,588,388	95,026,487	77,847,729

Summary of Financial Condition

	June 30 ,		December 31,
	2010	2009	2009	2008
Cash and cash equivalents	$1,298,984	$1,155,183	$1,168,024	$2,051,807
Total assets	$30,117,834	$30,598,816	$30,269,857	$33,456,805
Working capital (deficiency)	$(2,618,690)	$(863,068)	$(132,940)	$2,358,848
Long term debt	$71,611	$3,966,058	$1,286,209	$2,703,260
Stockholders’ equity	$5,119,741	$23,022,113	$26,069,527	$28,043,297

RISK FACTORS

Special Note Regarding Forward-Looking Statements

This Prospectus and the information incorporated herein by reference contain forward-looking statements that involve a number of risks and uncertainties, as well as assumptions that, if they never materialize or if they prove incorrect, would likely cause our results to differ materially from those expressed or implied by such forward-looking statements.  Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “hopes,” “may,” “will,” “plans,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks” or “anticipates,” or other similar words (including their use in the negative), or by discussions of future matters such as the development of new products, problems incurred in establishing sales and sales channels, technology enhancements, possible changes in legislation and other statements that are not historical.  These statements include, but are not limited to, statements under the captions “Company Business Overview,” and “Risk Factors,” as well as other sections in this prospectus.  You should be aware that the occurrence of any of the events discussed under the heading Risk Factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition.  If any of these events occurs, the trading price of our common stock could decline and you could lose all or a part of the value of your shares of our common stock.

The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they may appear in this prospectus.  We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

In addition to other information in this prospectus, the following risk factors should be carefully considered in evaluating our business since it operates in a highly changing and complex business environment that involves numerous risks, some of which are beyond our control.  The following discussion highlights a few of these risk factors, any one of which may have a significant adverse impact on our business, operating results and financial condition.  As a result of the risk factors set forth below and elsewhere in this prospectus, and the risks discussed in our other SEC filings, although the Company’s predictions of future performance are based on information known as of the date of this prospectus, actual results could differ materially from those projected in any forward-looking statements.

We face significant risks, and the risks described below may not be the only risks we face.  Additional risks that we do not know of or that we currently consider immaterial may also impair our business operations.  If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, results of operations or any combination thereof could be harmed and the trading price of our common stock could decline.

 Economic Risks

The fragile state of the worldwide economy could impact the Company in numerous ways.  The effects of the  ongoing worldwide economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, has impacted levels of consumer spending, and may impact our business, operating results, financial condition or any combination thereof.  The ongoing worldwide economic crisis, supply weakness in the credit markets and significant liquidity problems for the financial services industry may also impact our financial condition in a number of ways.   We might face increased problems in collecting our trade receivables, notes, and other obligations receivable. Since we rely on those receivables to finance our ongoing business operations, failure to collect our receivables might cause our business and operations to be severely and materially adversely affected.  Also, we may have difficulties in securing additional financing.

Business Risks

We have a history of losses and a large accumulated deficit and we may not be able to achieve profitability in the future.

For the years ended December 31, 2009 and 2008 we incurred net losses applicable to common stockholders of $25,309,688 and $11,628,584, respectively, and net losses applicable to common stockholders of $ 28,202,221 for the  six months  ended June 30 , 2010.  Our accumulated deficit totals $113,239,302 at December 31, 2009 and $141,441,523 at June 30 , 2010.   There can be no assurance that we will be profitable in the future.  If we are not profitable and cannot obtain sufficient capital, we may have to cease our operations.

We may be unable to successfully execute any of our identified business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure.  In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities.  Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	Our ability to raise substantial additional capital to fund the implementation of our business plan;
•	Our ability to execute our business strategy;
•	The ability of our current or potential future products and services to achieve market acceptance;
•	Our ability to manage the expansion of our operations and any acquisitions that we may make, which could result in increased costs, high employee turnover or damage to customer relationships;

•	Our ability to attract and retain qualified personnel;
•	Our ability to manage our third party relationships effectively; and
•	Our ability to accurately predict and respond to rapid technological changes in our industry and the evolving demands of the markets we serve.

Our failure to adequately address any one or more of the above factors could have a significant adverse effect on our ability to implement our business plan and our ability to pursue other opportunities that arise.

We have granted to Fletcher certain anti-dilution protections that may make it more difficult to raise capital in the future.

Pursuant to the Stock Purchase Agreement, we have granted to Fletcher certain protections that require that we issue additional shares of common stock to Fletcher and/or reduce the exercise price of the warrants and increase the number of shares issuable under the warrants in the event we issue or sell, or are deemed to have issued and sold, shares of our common stock at prices below the purchase price paid, or exercise price payable, by Fletcher.  Such provisions may make it more difficult to raise capital through the sale of shares of our common stock or securities convertible into shares of our common stock.  See “Prospectus Summary - About the Stock Purchase Agreement.”

We have granted to Fletcher certain anit-dilution protections accounted for as derivative liabilities at fair value in our financial statements that may cause our results of operations to fluctuate.

Pursuant to the Stock Purchase Agreement, we have granted to Fletcher certain protections that require that we issue additional shares of common stock to Fletcher and/or reduce the exercise price of the warrants and increase the number of shares issuable under the warrants in the event we issue or sell, or are deemed to have issued and sold, shares of our common stock at prices per share below the purchase price per share paid, or exercise price payable, by Fletcher. Such anti-dilution protections are also known as “down-round” protections. We account for warrants and issuances of common stock with down-round protection as derivative liabilities. These derivative liabilities are measured at fair value at the end of each fiscal quarter with the changes in fair value at the end of each quarter reflected in income or loss for the applicable quarter. The recorded change in fair value of derivative liabilities may contribute significant fluctuations in our results of operations.

In the event we do not satisfy our obligation to register for resale the shares issued to Fletcher, we may be liable for significant damages.

We have agreed to use our best efforts to file registration statements with the SEC to register for resale the shares of common stock issued or to be issued to the selling security holder pursuant to the Stock Purchase Agreement, the Initial Warrant and the Subsequent Warrant.  In the event such shares are not registered by one or more effective registration statements by certain dates, we may be liable for significant damages.  See “Prospectus Summary - About the Stock Purchase Agreement.”

We rely on key personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not able to grow effectively.

Our success depends in large part upon the abilities and continued service of our executive officers, including Joseph Kozak, our Chief Executive Officer, and David Buckel, our Chief Financial Officer, and other key employees.  There can be no assurance that we will be able to retain the services of such officers and employees. Our failure to retain the services of our key personnel could have a material adverse effect on us.  In order to support our projected growth, we will be required to effectively recruit, hire, train and retain additional qualified management personnel.  Our inability to attract and retain the necessary personnel could have a material adverse affect on us.

We depend on a limited number of customers for a significant portion of our revenue.

During 2009, our three largest customers accounted for approximately 97% of our revenue.  Revenue from one of these customers was $3.9 million, or 66% of total revenues.  Revenues from the second and third customers were $1.4 million, or 25% of total revenues, and $369,000 or 6% of total revenues, respectively.   For the  six months ended June 30 , 2010, $2,839,412 , or 9 4 % of the Company’s gross revenues, were derived from two customers, which represented $ 2,117,518 and $ 721,894 , or 7 0 % and 24% of the Company’s total gross revenues, respectively.  A decrease in revenue from any of our largest customers for any reason, including a decrease in pricing or activity, or a decision to either utilize another vendor or to no longer use some or all of the products and services we provide, could have a material adverse affect on our revenue.

We rely upon reselling partners and independent software vendors for product sales.

A significant portion of our sales has been, and we believe will continue to be, made through reselling partners and independent software vendors (together “Partners”).  As a result, our success may depend on the continued sales efforts of Partners, and identifying and entering into agreements with additional Partners.  The use of Partners involves certain risks, including risks that they will not effectively sell or support our products, that they will be unable to satisfy their financial obligations with us, and that they will cease operations.  Any reduction, delay or loss of orders from Partners may harm our results.  There can be no assurance that we will identify or engage qualified Partners in a timely manner, and the failure to do so could have a material adverse affect on our business, financial condition and results of operations.

If we are unable to protect our intellectual property, our competitive position would be adversely affected.

We rely on patent protection, as well as trademark and copyright law, trade secret protection and confidentiality agreements with our employees and others to protect our intellectual property.  Despite our precautions, unauthorized third parties may copy our products and services or reverse engineer or obtain and use information that we regard as proprietary.  We have filed one patent application with the United States Patent and Trademark Office for our ACS product and intend to file more.  No patents have been granted for our ACS product.  One trademark has been granted.  In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.  Our means of protecting our proprietary rights may not be adequate and third parties may infringe or misappropriate our patents, copyrights, trademarks and similar proprietary rights.  If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer.  We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted an infringement claim against us.  It is possible, however, that such a claim might be asserted successfully against us in the future.  We may be forced to suspend our operations to pay significant amounts to defend our rights, and a substantial amount of the attention of our management may be diverted from our ongoing business, all of which would materially adversely affect our business.

If we experience rapid growth, we will need to manage such growth well.

We may experience substantial growth in the size of our staff and the scope of our operations, resulting in increased responsibilities for management.  To manage this possible growth effectively, we will need to continue to improve our operational, financial and management information systems, will possibly need to create departments that do not now exist, and hire, train, motivate and manage a growing number of staff.  Due to a competitive employment environment for qualified technical, marketing and sales personnel, we expect to experience difficulty in filling our needs for qualified personnel.  There can be no assurance that we will be able to effectively achieve or manage any future growth, and our failure to do so could delay product development cycles and market penetration or otherwise have a material adverse effect on our financial condition and results of operations.

We could face information and product liability risks and may not have adequate insurance.

Our products may be used to manage data from critical business applications.  We may become the subject of litigation alleging that our products were ineffective or disruptive in their treatment of data, or in the compilation, processing or manipulation of critical business information.  Thus, we may become the target of lawsuits from injured or disgruntled businesses or other users.  We carry product and information liability and errors and omissions insurance, but in the event that we are required to defend more than a few such actions, or in the event our products are found liable in connection with such an action, our business and operations may be severely and materially adversely affected.

We have indemnified our officers and directors.

We have agreed to indemnify our Officers and Directors against possible monetary liability to the maximum extent permitted under Delaware law.

Market acceptance of our products and services is not guaranteed and our business model is evolving.

We are at an early stage of development and our revenue will depend upon market acceptance and utilization of our products and services, including ACS which is now under development.  Our products are under constant development and are still maturing.  Customers may be reluctant to purchase products from us because they may be concerned about our financial viability and our ability to provide a full range of support services.  Given these risks, customers may only be willing to purchase our products through partners who are not faced with similar challenges. We may have difficulty finding partners to resell our products.  Also, due to current economic conditions, including the current recession, some potential customers may have tightened budgets for evaluating new products and technologies and the evaluation cycles may be much longer than in the past.  There can be no assurance that our product and technology development or support efforts will result in new products and services, or that they will be successfully introduced.

 Technology Risks

If we deliver products with defects, our credibility will be harmed and the sales and market acceptance of our products will decrease.

Our products and services are complex and have at times contained errors, defects and bugs.  If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products would be harmed. Further, if our products contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems.  We may agree to indemnify our customers in some circumstances against liability arising from defects in our products.  Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers.  We carry product and information liability and errors and omissions insurance, but in the event that we are required to defend more than a few such actions, or in the event that we are found liable in connection with such an action, our business and operations may be severely and materially adversely affected.

Our ANTs Compatibility Server™ (“ACS”) product is at an early stage and our business model is not well established.

We began developing ACS in 2007 and have not yet begun selling the product.  We anticipate that we will sell ACS through partners, including IBM, through the executed OEM agreement.  We have not yet established pricing for ACS and have only preliminary estimates as to the possible revenues and expenses associated with sales, support and delivery.  It is possible that we will not generate enough revenue to offset the expenses and that the ACS line of business will not be profitable.

We will need to continue our product development efforts.

We believe that the market for our products will be characterized by increasing technical sophistication.  We also believe that our eventual success will depend on our ability to continue to provide increased and specialized technical expertise.  There is no assurance that we will not fall technologically behind competitors with greater resources.  Although we believe that we enjoy a lead in our product development, and believe that our patent application for ACS and trade secrets provide some protection, we will likely need significant additional capital in order to maintain that lead over competitors who have more resources.

We face rapid technological change.

The market for our products and services is characterized by rapidly changing technologies, extensive research and the introduction of new products and services.  We believe that our future success will depend in part upon our ability to continue to develop and enhance ACS and to develop, manufacture and market new products and services. As a result, we expect to continue to make a significant investment in engineering and research and development. There can be no assurance that we will be able to develop and introduce new products and services or enhance our initial products in a timely manner to satisfy customer needs, achieve market acceptance or address technological changes in our target markets.  Failure to develop products and services and introduce them successfully and in a timely manner could adversely affect our competitive position, financial condition and results of operations.

Financing Risks

A failure to obtain financing could prevent us from executing our business plan or operate as a going concern.

We anticipate that current cash resources will be sufficient for us to execute our business plan into the fourth quarter of 2010.  If further financing is not obtained, including the subsequent investments by Fletcher under the Stock Purchase Agreement, we will not be able to continue to operate as a going concern.  We believe that securing additional sources of financing to enable us to continue the development and commercialization of our proprietary technologies will be difficult and there is no assurance of our ability to secure such financing.  A failure to obtain additional financing could prevent us from making expenditures that are needed to pay current obligations, allow us to hire additional personnel and continue development of our product and technology.  If we raise additional financing by selling equity or convertible debt securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors.  If we raise additional funds through debt financing, we could incur significant borrowing costs and be subject to adverse consequences in the event of a default.

We have incurred indebtedness.

We have incurred debt and may incur substantial additional debt in the future.  A significant portion of our future cash flow from operating activities may be dedicated to the payment of interest and the repayment of principal on our indebtedness.  There is no guarantee that we will be able to meet our debt service obligations.  If we are unable to generate sufficient cash flow or obtain funds for required payments, or if we fail to comply with our debt obligations, we will be in default.  In addition, we may not be able to refinance our debt on terms acceptable to us, or at all.  Our indebtedness could limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or other purposes in the future, as needed; to plan for, or react to, changes in technology and in our business and competition; and to react in the event of another economic downturn.

Shareholder Risk

There is a limited market for our common stock.

Our common stock is not listed on any exchange and trades on the OTCBB.  As such, the market for our common stock is limited and is not regulated by the rules and regulations of any exchange.  Further, the price of our common stock and its volume in the OTCBB may be subject to wide fluctuations.  Our stock price could decline regardless of our actual operating performance, and stockholders could lose all or a substantial part of their investment as a result of industry or market-based fluctuations.  Our stock trades relatively thinly.  If a more active public market for our stock is not sustained, it may be difficult for stockholders to sell shares of our common stock.  Because we do not anticipate paying cash dividends on our common stock for the foreseeable future, stockholders will not be able to receive a return on their shares unless they are able to sell them.  The market price of our common stock will likely fluctuate in response to a number of factors, including but not limited to, the following:

•	sales, sales cycle and market acceptance or rejection of our products;

•	our ability to sign Partners who are successful in selling our products;

•	economic conditions within the database industry;

•	our failure to develop and commercialize ACS;

•	the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; and

•	domestic and international economic, business and political conditions.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting.  If we fail to adequately maintain compliance with, or maintain the adequacy of, our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC.  If we cannot favorably assess our internal controls over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

Our actual results could differ materially from those anticipated in our forward-looking statements.

This report contains forward-looking statements within the meaning of the federal securities laws that relate to future events or future financial performance.  When used in this report, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should” and similar expressions.  These statements are only expressions of expectations.  Our actual results could, and likely will, differ materially from those anticipated in such forward-looking statements as a result of many factors, including those set forth above and elsewhere in this report and including factors unanticipated by us and not included herein.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.   The statements made in this prospectus are based on information which the Company believes to be complete and accurate as of the date of this prospectus.  We assume no duty to update any of the forward-looking statements after the date of this report or to conform these statements to actual results.  Accordingly, we caution readers not to place undue reliance on these statements.

Limitation on ability for control through proxy contest.

Our Bylaws provide for a Board of Directors to be elected in three classes.  This classified Board may make it more difficult for a potential acquirer to gain control of us by using a proxy contest, since the acquirer would only be able to elect approximately one-third of the directors at each shareholders’ meeting held for that purpose.

Our securities may be de-listed from the OTCBB  if we do not meet continued listing requirements.

If we do not meet the continued listing requirements of the OTCBB and our securities are de-listed by the OTCBB, trading of our securities would likely be halted.  In such case, the market for our common stock would be negatively affected and we could face difficulty raising capital necessary for our continued operations.

DIVIDEND POLICY

We have not declared or paid cash dividends or made distributions in the past, and do not anticipate that we will pay cash dividends or make distributions in the foreseeable future.

ADDITIONAL INFORMATION

Additional information regarding our business, properties, legal proceedings, changes in and disagreements with the accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk, our “Management's Discussion and Analysis of Financial Condition and Results of Operations,” directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships, related transactions, and equity compensation plans is incorporated into this prospectus by reference to our Annual Report on  Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on the SEC’s website, www.sec.gov, and on our Investor Relations Web site at  www.ants.com  as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Additional information about the Company can also be found on our website at  www.ants.com.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit a holder of the shares of our common stock described in the section entitled “Selling Security Holder” to resell such shares.  The Company will not receive any proceeds from the sale of shares by the selling security holder.

The selling security holder will pay any underwriting discounts and commissions and expenses incurred by the selling security holder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling security holder in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SECURITY HOLDER

Statements in this Section entitled “Selling Security Holder” contain forward-looking statements that involve a number of uncertainties and assumptions that, if they never materialize or if they prove incorrect, would likely cause our results to differ materially from those expressed or implied by such forward-looking statements.  Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.  For a full recitation of the Company’s statement concerning forward-looking statements, please see the “Special Note Regarding Forward-Looking Statements” in the “Risk Factor” section beginning on page 5 of this prospectus.

Pursuant to the Stock Purchase Agreement, Fletcher purchased (i) 1,500,000 shares of our common stock in the Initial Closing for an aggregate purchase price of $1,500,000 ($1.00 per share) on March 22, 2010, (ii) 605,76 7 shares of our common stock in the First Tranche for an aggregate purchase price of $500,000 ($0.8254 per share) on May 11, 2010, and (iii) 1,600,000 shares of our common stock in the Initial Second Tranche for an aggregate purchase price of $2,000,000 ($1.25 per share) on July 15, 2010.

Pursuant to the Stock Purchase Agreement, the Company also granted to Fletcher the Initial Warrant to purchase $10,000,000 of shares of our common stock at a price per share of $0.903 (11,074,197 shares of common stock) subject to certain adjustments and, subject to certain conditions, may be required to issue to Fletcher the Subsequent Warrant that will provide Fletcher the right to purchase up to an additional $10,000,000 of shares of our common stock with an exercise price per share equal to the product of (i) the exercise price of the Initial Warrant (currently $0.903) as of the date of issuance of the Subsequent Warrant multiplied by (ii) the quotient equal to $3.00 divided by $0.903, subject to certain adjustments.

The Company also issued to the selling security holder an aggregate of 229,491 shares of our common stock in satisfaction of the Quarterly Payments that were payable on March 31, 2010 and June 30, 2010.

The Stock Purchase Agreement further provides that the Company may issue to Fletcher additional shares of our common stock in payment of future Quarterly Payments.

For a description of the Stock Purchase Agreement and the warrants, including the First Tranche, Second Tranche, Third Tranche, Initial Warrant, Subsequent Warrant, and Quarterly Payments, see “Prospectus Summary - About the Stock Purchase Agreement” above.

The shares of common stock to be sold under the Stock Purchase Agreement and the shares of common stock underlying the Initial Warrant that are offered for resale by this prospectus are subject to registration obligations pursuant to the terms and conditions of the Stock Purchase Agreement.  We are obligated to file a registration statement with the SEC registering the sale of the shares of common stock previously issued under the Stock Purchase Agreement (consisting of the Initial Closing Shares, the First Tranche Shares, the Initial Second Tranche Shares and the Quarterly Payment Shares) and the shares of common stock underlying the Initial Warrant and to use our best efforts to cause the registration statement to be declared effective by October 8, 2010.  In the event the selling security holder exercises its right to purchase additional shares of our common stock in the Additional Second Tranche or the Third Tranche, and/or we issue the Subsequent Warrant, we are required to file new registration statements with respect to such shares and use our best efforts to cause the applicable registration statement to be declared effective within 70 days of the issuance of the such shares of common stock or the Subsequent Warrant.  If we fail to cause the registration statement(s) to be declared effective by the applicable date, we may be liable for damages.   We are also obligated to use our best efforts to keep the registration statement continuously effective until the earlier of (x) the later of (i) the second anniversary of the issuance of the last share of common stock that may be issued pursuant to the Stock Purchase Agreement or the warrants, and (ii) such time as all of the shares of common stock issued or issuable pursuant to the Stock Purchase Agreement or the warrants can be sold by the selling security holder or any of its affiliates immediately without compliance with the registration requirements of the pursuant to Rule 144 under the Securities Act and (y) the date all of the shares of common stock issued or issuable pursuant to the Stock Purchase Agreement or the warrant shall have been sold by the selling security holder and its affiliates.  This prospectus forms a part of the registration statement that we filed pursuant to the Stock Purchase Agreement.

Pursuant to the terms of the Stock Purchase Agreement described above, this prospectus relates to the resale of up to 19,179,14 0 shares of our common stock to be offered by the selling security holder, consisting of (a) 3,935,25 8 shares of our common stock previously issued to the selling security holder pursuant to the terms of the Stock Purchase Agreement in the Initial Closing, First Tranche, Initial Second Tranche and Quarterly Payments paid on March 31, 2010 and June 30, 2010, (b) up to 11,074,197 shares of our common stock issuable to the selling security holder upon the exercise of the Initial Warrant, and (c) 4,169,68 5 additional shares of our common stock issuable to the selling security holder after the date hereof in connection with future Quarterly Payments.

The following table sets forth, to our knowledge, certain information about the selling security holder’s beneficial ownership of our common stock as of August 25 , 2010.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares.  To our knowledge, the entity named in the table has sole voting and investment power with respect to its shares of common stock.

	Shares of Common Stock Beneficially Owned Prior to Offering			Shares of Common Stock Beneficially Owned After Offering (3)
Name of Selling Security Holder	Number	Percentage	Number of Shares of Common Stock Being Offered	Number	Percentage
Fletcher International, Ltd.	11,379,679 (1)	9.3%(2)	19,179,14 0 (3)	------	------

(1)
The selling security holder is the holder of 3,935,25 8 shares of our common stock and has the right to purchase 11,074,197 additional shares under the Initial Warrant and an aggregate of 4,133,333 additional shares under the Stock Purchase Agreement, but the aggregate number of shares of common stock issued and issuable under the Stock Purchase Agreement and accompanying warrants may not exceed a number that would cause the selling security holder’s beneficial ownership to exceed the Maximum Number.  As of August 25 , 2010, the Maximum Number was  11,095,563  shares of common stock based on the Outstanding Share Report delivered to Fletcher on June 7 , 2010.  However, the Maximum Number will increase to 11,200,213 shares of common stock effective September 12, 2010, based on the Outstanding Share Report delivered to Fletcher on July 9, 2010 and to 11,379,679 shares of common stock effective October 13, 2010, based on the Outstanding Share Report delivered to Fletcher on August 9, 2010 .  Because the increase in the Maximum Number resulting from the August 9, 2010 Outstanding Share Report will become effective within 60 days of August 25 , 2010, we have used 11,379,679 as the Maximum Number for the purpose of determining the selling security holder's beneficial ownership.  The Maximum Number increases or decreases upon the occurrence of certain conditions contained in the Stock Purchase Agreement.  See, “Prospectus Summary - About the Stock Purchase Agreement - Maximum Number; Limitation on Sales under Stock Purchase Agreement and Warrants.”  No director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling security holder.

(2)
For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i)  115,142,331 shares outstanding as of August 25 , 2010, and (ii)  7,444,421 additional shares issuable pursuant to rights granted to Fletcher under the Stock Purchase Agreement and warrants that may be exercised within 60 days following August 25, 2010, after giving effect to the Maximum Number limitation.

(3)
We do not know when or in what amounts the selling security holder may offer shares for sale.  The selling security holder might not sell any or may sell all or some of the shares offered by this prospectus.  Because the selling security holder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling security holder after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holder.

The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. (“FAM”) for Fletcher International, Ltd.  FAM is an investment adviser to Fletcher International, Ltd. and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and Fletcher International, Ltd., FAM has the sole authority to vote and dispose of the securities in these accounts.  By reason of the provisions of Rule 13d-3 under the Exchange Act, Fletcher International, Ltd. and FAM are each deemed to beneficially own the securities registered under the registration statement of which this prospectus is a part.  In addition, by virtue of Alphonse Fletcher, Jr.’s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher is deemed to have the power to vote or direct the vote of, and the power to dispose or direct the disposition of, these securities.  For these reasons, Mr. Fletcher is deemed to be a beneficial owner of these securities.  Mr. Fletcher disclaims beneficial ownership of these securities.

Prior to the completion of the private placement to Fletcher, the selling  security holder had not, and none of its affiliates, officers, directors or holders of 5% or more of its share capital has, held any position or office with us or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

The shares of common stock being offered by the selling security holder pursuant to this prospectus were or will be issued by us pursuant to an exemption from the registration provisions of the Securities Act.  The shares may be sold or distributed from time to time by the selling security holder, or by pledgees, donees, or transferees of, or other successors-in-interest to, the selling security holder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling security holder may sell the shares in one or more transactions at:

•	fixed prices;
•	prevailing market prices at the time of the sale;
•	prices related to the prevailing market prices;
•	varying prices determined at the time of sale; or
•	otherwise negotiated prices.

The selling security holder may sell shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

•	in privately negotiated transactions;
•	by pledge to secure debt or other obligations;
•	put or call transactions;
•	in options transactions;
•	“at the market” to or through market makers or into an existing market for our common stock;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	to cover hedging transactions made pursuant to this prospectus;
•	underwritten offers;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.  The prospectus may also be used by those to whom a selling security holder may pledge, donate or transfer the shares covered by this prospectus.  To the extent required, this prospectus may be amended or supplemented from time to time to reflect any pledgee, donee, transferee or successors that may offer shares under this prospectus and to describe a specific plan of distribution or transaction.

Broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sale of common stock or otherwise, the selling security holder may (1) enter into transactions with broker-dealers, financial institutions or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out positions entered into with broker-dealers, financial institutions or others or (3) loan shares to broker-dealers, financial institutions or others that may in turn sell such shares.  The broker-dealers, financial institutions or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus.  The selling security holder may enter into option, swap or other transactions with broker-dealers, financial institutions or others that require the delivery to the broker-dealers, financial institutions or others of the shares.  The broker-dealer, financial institution or others may then resell or transfer these shares through this prospectus.  The selling security holder may also loan or pledge their shares to a broker-dealer or other financial institution.  The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling security holder or borrowed from the selling security holder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling security holder in settlement of those derivatives to close out any related open borrowings of shares.

Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters.  Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters.  Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

In offering the shares covered by this prospectus, the selling security holder and any broker-dealers who execute sales for the selling security holder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling security holder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  We have agreed to indemnify the selling security holder against certain liabilities, including certain liabilities under the Securities Act.

Because the selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling security holder or any purchaser relating to the purchase or sale of shares under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares.  The selling security holder has advised us that it has not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares of common stock.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling security holder.

We have agreed with the selling security holder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) until the later of (x) the second anniversary of the issuance of the last security covered by this Registration Statement that may be issued, or (y) such time as all of the securities covered by this Registration Statement issued or issuable hereunder can be sold by Fletcher or any of its affiliates immediately without compliance with the registration requirements of Rule 144 under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution.  In addition, the selling security holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of shares of the common stock by the selling security holder or any other person.  We will make copies of this prospectus available to the selling security holder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

There is no guarantee that the selling security holder will sell any of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

This Registration Statement, of which this prospectus is a part, covers 19,179,14 0 shares of our Common Stock.

As of August 25, 2010 , there were  115,142,331 shares of our common stock outstanding and as of August 25, 2010 the outstanding shares were held of record by approximately 1,33 3 stockholders.  We have 9,979,139 shares of Series A convertible preferred stock outstanding held of record by four stockholders.  The Series A convertible preferred stock is convertible into shares of common stock at a conversion ratio of approximately 2.85714 shares of common stock for each share of Series A convertible preferred stock, subject to possible adjustments

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.  An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.  Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the preferential rights of outstanding preferred stock.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  Our outstanding shares of common stock are validly issued, fully paid and nonassessable.  The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

 Delaware Anti-takeover Law and Certain Charter and By-Law Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either (1) the interested stockholder attained such status with the approval of our board of directors, or (2) the business combination is approved by our board of directors and stockholders in a prescribed manner or (3) the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder.  A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder,” the sale of more than 10% of our assets, and other transactions resulting in a financial benefit to the interested stockholder.  In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.  This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

Staggered Board

In accordance with the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms.  Our Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors.  Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws also provide that our Board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or who has been convicted of a felony.  Further, the entire board of directors or any individual director may be removed from office without cause by a vote of the shareholders holding a majority of the outstanding shares entitled to vote at an election of directors.  Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.  Our classified board could have the effect of delaying or discouraging an acquisition of the Company or a change in our management.

Stockholder Action; Special Meeting of Stockholders

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may also be taken by written action in lieu of a meeting, without notice, if signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws also provide that, except as otherwise required by law, special meetings of the stockholders may be called at any time by the Chairman of the Board, the Lead Director, the Chief Executive Officer, the President or Vice President, or by the Board of Directors, or by one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Morris, Manning & Martin, LLP.

The consolidated financial statements, incorporated by reference, in this prospectus and in the registration statement of which this prospectus forms a part, from the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1 as of and for the years ended December 31, 2009 and 2008, have been audited by WeiserMazars LLP (formerly known as Weiser LLP),  independent registered public accounting firm, as stated in their report (which includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern), which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION WITH RESPECT TO THE REGISTRANT

Additional Information

Additional information regarding our business, properties, legal proceedings, changes in and disagreements with the accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk, our “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and additional information regarding our directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships, related transactions, and equity compensation plans are incorporated into this prospectus by reference to our Annual Report on Form 10-K, as amended by our Amended Annual Report on Form 10-K/A Amendment No. 1 as of and for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to reports filed or furnished pursuant to Sections 13(a) and 15 (d) of the Exchange Act are available free of charge on our Investor Relations Web site at  www.ants.com  as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Additional information about the Company can also be found on our website at  www.ants.com.

Additionally, the public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and can be found at www.sec.gov.

DESCRIPTION OF BUSINESS

The Company

We developed a software solution, the ANTs Compatibility Server™ (“ACS”), to allow customers to move software applications from one database product to another without time consuming and costly database migrations and application rewrites.  ACS translates the languages used by database products so that software applications written for one database product will work with another.  ACS allows customers to replace the database product without replacing the software application.

Corporate History

ANTs is a Delaware corporation headquartered in San Francisco, California.  Our shares are traded on the OTCBB under the stock symbol “ANTS.”  We are the successor to Sullivan Computer Corporation, a Delaware corporation incorporated in January 1979, which, in 1986 changed its name to CHoPP Computer Corporation.  In 1997, we reincorporated from Delaware to Nevada, and in February 1999 changed our name to ANTs software.com.  In July 2000, we merged with Intellectual Properties and Technologies, Inc., a wholly owned subsidiary with no significant assets.  In December 2000, we reincorporated from Nevada to Delaware and changed our name from ANTs software.com to ANTs software inc.

In May 2008, ANTs acquired Inventa Technologies Inc. (“Inventa”) of Mt. Laurel, New Jersey.  Inventa is a wholly-owned subsidiary that manages and optimizes applications and databases for large enterprises.  Inventa is the services division of ANTs, providing installation and support services for ACS.

 Technology and Intellectual Property

Beginning in 2000, we focused on development of the ANTs Data Server (“ADS”) and core high-performance database technologies.  In May 2008, we sold ADS and the high-performance technologies and intellectual property related to it, while retaining a license to use those technologies in ACS.  The sale of the ADS technology and related licensing agreements were recorded as revenue in the 2008 financial statements for a total of $4.3 million or approximately 52% of that year’s revenue.  In 2007, we began developing ACS and launched the first commercial version in April 2008.  We have developed proprietary technologies related to ACS which we regard as trade secrets and we are pursuing patent protection on a number of these technologies. Inventa has also developed proprietary technologies used in the monitoring and management of applications and databases.  We regard these technologies as trade secrets.

The ANTs Compatibility Server™

Applications written to work with one database product are typically incompatible with other database products due to proprietary extensions developed and popularized by the database vendors.  This has the effect of locking customers into one database vendor because it would generally be cost-prohibitive and too time-consuming to migrate an application from one database to another.  ACS translates these proprietary extensions from one database product to another and allows customers to migrate applications from one database product to another more easily and at less cost.

Migrating applications is intended to be a three-step process when using ACS:

1	Move the data - the large database vendors all have full-featured tools that allow customers to move data from other products to their product.

2	Install ACS - once the data is migrated, ACS is installed and connected to the application and the new database.

3	Test and deploy - the application is first tested to ensure that it functions properly with the new database, and then the customer goes “live” with the application.

We have developed the underlying technologies related to ACS with the first version of ACS allowing applications currently running on Sybase's database product to run on Oracle's database product.  During 2008, ANTs completed pilots for an early group of customers and in December 2008 announced its first commercial deployment with the Wyndham Hotel Group call center application. In the future, we expect to build versions of ACS that will enable applications to be migrated from and to numerous other database products.

Professional Services

Established in 1993, Inventa, our IT managed services and professional services division, provides pre- and post-sales services related to ACS and application migration, application and database architecting, monitoring and management.  Inventa provides the following services:

ACS Services.  This service assists customers in establishing a database consolidation strategy, action plan for migrating applications among databases, installation, deployment and post-deployment monitoring and tuning.

Monitoring Infrastructure Management.  This service provides management of monitoring infrastructure including: architecture planning, agent deployment and support, and agent configuration with threshold management.  The core infrastructure for this service can either be hosted and managed by us or deployed directly within a customer’s environment and individual events / alarms transitioned back to customer employees.

Monitoring and Event Management.  This service provides a fully functional 24x7x365 Network Operations Center (“NOC”) responsible for isolating critical events, opening trouble tickets, and escalating the event’s visibility within the customer’s organization.  This service can be hosted entirely within our NOC or portions can be integrated with or hosted directly within the customer’s environment.

Visualization and Trending.  Our ESM Integrator™ portal captures, centralizes and integrates performance metrics collected by the monitoring infrastructure deployed as a component of our other services or layered upon existing data sources residing within the customer’s environment.  Sources of data are not limited to components monitored by our service; we can integrate virtually any business metrics, or other third party data for enterprise-wide reporting which is platform independent.

Performance Management.  The most popular way organizations attempt to solve their performance issues is with faster, more powerful hardware.  While this generally produces some positive results, the benefit is very costly in both hardware and tiered software.  Additionally, performance is typically addressed only when business or system reliability is impacted thereby creating additional pressure to the already constrained customer staff to fix the issue.  Our Performance Management Service is pro-active and can help maximize the customer’s existing resources in a cost-effective and manageable way.

Capacity Planning.  This service provides organizations with the ability to anticipate the effects of growth and plan for that growth.  Customers are able to map out a strategy to accommodate spikes in transaction volumes and overall growth while maintaining response time and uptime.

Code Quality Management.  Performance quality, reliability, and capacity are results of how well applications are designed and implemented.  Our Code Quality Management service uses our time-tested code analysis tools to assist customers in tracking overall code quality and improvements as new application versions are released.

We provide Professional Services to customers in the hospitality, banking, insurance, gaming, automotive and high-technology industries.  We have extensive experience in architecting enterprise application and database deployments, upgrades and migrations and in installing, configuring, deploying and maintaining database products from major vendors such as IBM, Oracle, Microsoft and Sybase.  We have developed proprietary software that enables us to remotely monitor, diagnose and maintain customer applications and databases, saving customers the cost of having to maintain in-house IT resources needed to deliver these services.  We typically sign annual and multi-year contracts and the majority of our customers renew.

We deliver our services through a remote delivery model from our Mount Laurel, New Jersey office which contains a network operations center. The network operations center provides customers with remote assessment, diagnostic and tuning capabilities through secure remote connection 24 hours a day, seven days a week. We integrate our Professional Services capabilities tightly into the pre and post-sales process, enabling us to:

•	Accurately assess the customer’s operating environment;

•	Propose the most efficient database consolidation and application migration solution;

•	Efficiently deploy ACS and assist the customer in testing before “going live”; and

•	Post-deployment, provide application monitoring, maintenance and service past deployment.

Sales and Marketing

The Market

According to IDC Research, the market for database products was $20 billion in 2008.   We believe Oracle, Microsoft and IBM control a substantial portion of this market.  According to numerous Chief Technology Officers, database architects and application developers at the target Global 2000 enterprises with whom we have spoken, database infrastructure costs have become one of the most expensive line items in the IT budget.  These Global 2000 enterprises typically have annual database “spends” in excess of tens and, in some cases, hundreds of millions of dollars and their database budgets are growing annually.  The migration cost from one database to another, even to a low-cost open-source database, is extensive due to lack of compatibility between the products' proprietary extensions.  We believe there is significant interest, confirmed by our discussions with industry analysts and user groups, for a product that can provide the capability to migrate an application from one database to another.

Also according to IDC Research, the markets in which our Professional Services group operates, IT services and application management, was projected at $122 billion in 2007 with IBM Global Services, HP/EDS and Accenture being among the largest vendors in those markets.  We have a unique combination of experience, skills and proprietary software that allow us to address a segment of the IT services market centered on database and application monitoring, maintenance and services.  In addition to this established market, we anticipate that our Professional Services group will be the first provider of migration and consulting services resulting from pre- and post-sales of our ACS products.  We expect our ACS customers will look to us as the experts in database consolidation to provide a full range of services related to ACS installation, deployment and use.  To the extent that this becomes a new “market” for Professional Services, we are in a position to capitalize on it.

Our Strategy

Our go-to-market strategy adapts with changes in the competitive structure of the database market.  The refinement of our strategy is a continuous and iterative process, reflecting our goal of providing a cost-effective solution across a wide variety of applications.  Our strategy has recently included:

•	Developing partnerships with IBM, Oracle, Microsoft, Sybase and others to bring our products to market;

•	Focusing on large enterprise customers who can realize significant savings by migrating applications among leading database products;

•	Selling or licensing our products directly;

•	Selling our products and technologies through partners; and

•	Developing custom versions of our products for our partners and selling or licensing that technology to them.

ACS can provide a solution for enterprises to address the problems of vendor lock-in and cost escalation by enabling them to migrate applications among database products.  ACS can provide a potentially significant competitive advantage for database vendors such as Oracle, IBM, Microsoft, Sybase and others because they would have the ability to cost-effectively migrate applications from their competitors’ products to their own.

If we are successful in our go-to-market strategy, we intend to generate revenue through a range of activities which may include: sales of developed technology, licenses, royalties, custom development and Professional Services.   If one or more of the large database vendors resells our products, we would expect to share in that license and maintenance revenue.  Each sale of our products or related technology will require installation, testing, tuning and other Professional Services.  We intend to generate revenue by providing those services.

We generated significant revenues totaling $4.3 million, or 52% of 2008 revenues, related to the license and sale of our ADS technologies during the year-ended December 31, 2008.  We expect to generate revenues from existing and new contracts with our Professional Services customers, and if successful, we expect to generate additional revenues related to ACS.

In August 2009, the Company announced that negotiations had been completed regarding the supply of database migration technology to IBM.  An OEM Agreement has been completed and signed by both parties.  The Company anticipates substantial business and future revenue to be generated from this agreement.  According to the OEM Agreement, ANTs is responsible for technology development specifically tailored to IBM’s needs.  IBM will assume responsibility for marketing, sales and support of the technology on a worldwide basis, while ANTs will be the preferred service provider for migration projects.

Competition

We have not identified a direct competitor for our ACS database migration products.  Other database vendors encourage migration from competitive products through use of their proprietary migration tools.  These tools often require substantial investment to rewrite applications.  Potential customers with whom we have spoken are not receptive to these migrating applications due to the expense and risk of such rewrites.  While database vendors do not offer a directly competitive product, we fully expect database vendors to offer incentives for customers to keep applications deployed on their database products.

            Competitors in the Professional Services market are large and well-established, with vendors such as IBM Global Services, Accenture and HP/EDS offering a wide range of services.  We have maintained long-term relationships with our customers and have been successful in renewing contracts and in signing multi-year contracts.

Current Operations

Our operations consist of:

•
Developing Database Migration Technologies and ACS – we develop and market ACS, a faster, cost-effective way to consolidate databases, allowing customers to efficiently use IT resources and drive down operating costs.

•
Professional Services – we have extensive experience in architecting enterprise application and database deployments, upgrades and migrations and in installing, configuring, deploying and maintaining database products from major vendors such as IBM, Oracle, Microsoft and Sybase. We provide application migration services, application and database managed services and consulting services.

We have financed operations through private offerings to accredited investors and asset managers to whom we have sold common stock and issued convertible promissory notes and warrants.  We expect to continue to raise capital for operations through such private offerings until we generate positive cash flows from operations.  We believe we have sufficient funds to cover operations into the fourth quarter of 2010 at our expected expense rate.  We expect that our focus over the next year will be on the continued development, marketing and sales of ACS and on the growth of our Professional Services offerings.

Employees

As of August 25, 2010 , we had  67 full-time employees, all based in the United States.  We have not experienced work stoppages, are not subject to any collective bargaining agreement and believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

Our headquarters are located in San Francisco, California under a short-term lease. We maintain a facility in Mt. Laurel, New Jersey, where we lease approximately 12,000 square feet of office space as of December 31, 2009. On September 9, 2009, the Company entered into a one year lease for office space in Alpharetta, Georgia, beginning on November 1, 2009 for 1,500 square feet of office space for rent of $1,000 per month. On February 3, 2010, the Company amended the Alpharetta lease to rent an additional 1,500 square feet for additional rent of $1,050 per month through November 1, 2010.

LEGAL PROCEEDINGS

On July 10, 2008, Sybase, Inc. (“Sybase”), an enterprise software and services company, filed a complaint for common law unfair business practices, and tortious interference with contractual relations, among other things, in the Superior Court of the State of California, County of Alameda.  Sybase is seeking an injunction, and damages, among other legal and equitable relief.  A trial has been set for April 2011.  The Company believes that this lawsuit is without merit and intends to continue vigorously defending itself.

On August 22, 2008, a former ANTs employee filed a putative class action complaint for all current and former software engineers, for failure to pay overtime wages, and failure to provide meal breaks, among other things, in Superior Court of the State of California, County of San Mateo.  The former employee is seeking an injunction, damages, attorneys’ fees, and penalties.  The Company believes that this lawsuit is without merit and intends to continue vigorously defending itself.  The court has tentatively certified in part this matter as a class action.

On September 9, 2009, Ken Ruotolo, a former employee and officer of the Company, filed a complaint for breach of contract, breach of the covenant of good faith and fair dealing and declaratory relief, in the Superior Court of the State of California, County of San Francisco. Mr. Ruotolo is seeking damages, attorneys’ fees and declaratory relief. A trial has been set for September 2010.  The Company believes that this lawsuit is without merit and intends to continue vigorously defending itself. Mr. Ruotolo’s father, Francis K. Ruotolo, is a Director of the Company.

On January 14, 2010, three lawsuits were filed against the Company by Robert T. Healey.  The first of these lawsuits, against the Company, demands inspection of the Company’s books and records.  The second lawsuit, against the Company, and its eight directors (including former director Tom Holt), is alleged to be brought by Mr. Healey “both individually and derivatively,” therein alleging various wrongdoing by the Company and its directors.  The third lawsuit, against the Company and its eight directors (including former director Mr. Holt), is brought by Mr. Healey for a declaration directing the Company to nominate Mr. Healey and Rick Cerwonka (the Company’s Chief Operating Officer and the President of the Company’s subsidiary, Inventa Technologies, Inc.) for election to the Company’s Board of Directors.  On May 4, 2010, the Company and the members of the Board of Directors (including former director Mr. Holt) entered into a settlement agreement and mutual general release with Mr. Healey regarding the three lawsuits filed by Mr. Healey. Dismissal, with prejudice, was granted by the court on June 17, 2010. Mr. Healey  and his family are  stockholder s and hold, in the aggregate, $2,000,000 of convertible promissory note s as of June 30 , 2010.

On August 18, 2010, the Company received a demand letter from Mr. Holt to reinstate his previously cancelled options and warrants to purchase shares of the Company's common stock, extend the exercise period for each by 90 days and pay him the difference in alleged lost profits for a prior request to exercise one of his warrants. Mr. Holt's options and warrants were received for his service on the board of directors. Mr. Holt had options and warrants to purchase a total of 311,250 shares of common stock for $0.94 per share. The Company believes the demand is without merit and intends to vigorously defend itself.

MARKET PRICE OF AND DIVIDENDS ON THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common equity is traded on the OTCBB under the symbol “ANTS.”

The following is the intraday range of high and low prices of our stock, for the periods indicated below.

	High	Low
Quarter Ended September 30, 2010 (Through August 25 , 2010)	$1.18	$0.93
Quarter Ended June 30, 2010	$3.25	$0.79
Quarter Ended March 31, 2010	$1.00	$0.55

Quarter Ended December 31, 2009	$0.97	$0.45
Quarter Ended September 30, 2009	$0.57	$0.26
Quarter Ended June 30, 2009	$0.69	$0.34
Quarter Ended March 31, 2009	$0.74	$0.31

Quarter Ended December 31, 2008	$0.71	$0.30
Quarter Ended September 30, 2008	$0.92	$0.52
Quarter Ended June 30, 2008	$1.26	$0.80
Quarter Ended March 31, 2008	$1.30	$0.71

The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

As of August 25 , 2010 there were 115,142,331 and 9,979,139 shares of common and Series A convertible preferred stock, respectively, issued and outstanding.  As of August 25, 2010 there were approximately 1,33 3  and four registered holders of record of our common and preferred stock, respectively.

As of August 25 , 2010, the last reported sale price of our common stock on the OTCBB was $1. 02 .

DIVIDEND POLICY

We have not declared or paid cash dividends or made distributions in the past, and do not anticipate that we will pay cash dividends or make distributions in the foreseeable future.

FINANCIAL STATEMENTS AND SUMMPLEMENTARY FINANCIAL INFORMATION

The information required by this item is incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K, as amended by the Company’s Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30 , 2010 filed with the SEC on August 19 , 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by this item is incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K, as amended by the Company’s Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the SEC on August 19, 2010.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been neither changes in our independent registered public accounting firm nor disagreements with our independent registered public accounting firm on accounting and financial disclosure during the two previous fiscal years ending December 31, 2009 and 2008, or the  six months ended June 30 , 2010, except for a change in our independent registered public accounting firm in January 2009 as previously reported in our Current Report on Form 8-K file with the SEC on January 15, 2009.

DIRECTORS AND EXECUTIVE OFFICERS

The information required by this item is incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K, as amended by the Company’s Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010.

EXECUTIVE COMPENSATION

The information required by this item is incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K, as amended by the Company’s Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, with the SEC on April 21, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 25, 2010, information regarding ownership of the Company’s common stock by:

•
each person known by the Company, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our common stock as of August 25, 2010;

•	the persons named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

The percentage ownership information presented in the table below is based on the number of shares of our common stock outstanding as of August 25 , 2010, or  115,142,331 shares.

            Unless otherwise indicated, the address of each director and officer is: c/o ANTs software inc., 71 Stevenson Street, Suite 400, San Francisco, California 94105.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (15)	Percent of Class
Constantin Zdarsky (1) c/o Tim Hanlon, Alley, Maass, Rogers & Lindsay, P.A. 340 Royal Poinciana Way, Ste. 321, Palm Beach, FL 33480	30,859,677	22.7%
Lyle P. Campbell (2) c/o Berry-Shino Securities, Inc. 15100 N. 78th Way, Suite #100 Scottsdale, AZ 85260	12,914,200	10.4%
Fletcher International, Ltd. (3) c/o Appleby Services (Bermuda) Ltd. Canon's Court 22 Victoria Street P.P. Box HM 1179 Hamilton HM EX Bermuda	11,379,679	9.3%
Directors and Executive Officers
Joseph Kozak (4)	5,165,000	4.4%
Francis K. Ruotolo (5)	1,015,327	*
John R. Gaulding (6)	438,898	*
Robert H. Kite (7)	778,750	*
Craig Campbell (8)	4,861,011	4.1%
Ari Kaplan (9)	326,458	*
Robert Jett (10)	364,702	*
David Buckel (11)	276,042	*
Rick Cerwonka (12)	447,218	*
Former Officers:
Kenneth Markovich	-	-
Kenneth Ruotolo (13)	12,000	*
All current directors and executive officers as a group (9 persons) (14)	13,673,406	11.0%

* Less than one percent

(1)
Includes  9,845,700 shares of common stock owned by Mr. Zdarsky and the right to acquire 13,511,826 shares of common stock pursuant to Convertible Preferred Stock and warrants to purchase up to 7,502,151 shares of common stock .

(2)	Includes 3,914,200 shares of common stock owned by Mr. Lyle Campbell and the right to acquire 9,000,000 shares of common stock pursuant to Convertible Preferred Stock.

(3)
Fletcher is the holder of 3,935,25 8 shares of our common stock and has the right to purchase 11,074,197 additional shares under the Initial Warrant and an aggregate of 4,133,333 additional shares under the Stock Purchase Agreement, but the aggregate number of shares of common stock issued and issuable under the Stock Purchase Agreement and accompanying warrants may not exceed a number that would cause the selling security holder’s beneficial ownership to exceed the Maximum Number.  As of August 25, 2010, the Maximum Number was 11,095,563 shares of common stock based on the Outstanding Share Report delivered to Fletcher on June 7 , 2010.  However, the Maximum Number will increase to 11,200,213 shares of common stock effective September 12, 2010, based on the Outstanding Share Report delivered to Fletcher on July 9, 2010 and to 11,379,679 shares of common stock effective October 13, 2010, based on the Outstanding Share Report delivered to Fletcher on August 9, 2010 .  Because the increase in the Maximum Number resulting from the August 9, 2010 Outstanding Share Report will become effective within 60 days of August 25, 2010, we have used 11,379,679 as the Maximum Number for the purpose of determining Fletcher's beneficial ownership.  The Maximum Number increases or decreases upon the occurrence of certain conditions contained in the Stock Purchase Agreement.  See, “Prospectus Summary - About the Stock Purchase Agreement - Maximum Number; Limitation on Sales under Stock Purchase Agreement and Warrants.”  No director, executive officer or any associate of any director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in the selling security holder.

(4)
Includes 40,000 shares of common stock purchased on the open market by Mr. Kozak, a stock grant of 3,625,000 common shares and vested options to purchase up to 1,500,000 shares of common stock. Unvested options of 3,500,000 are excluded.

(5)
Includes 97,143 shares of common stock purchased by Mr. Ruotolo from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, 10,000 shares of common stock purchased on the open market, a stock grant of 50,000 common shares, warrants to purchase up to 77,143 shares of common stock and vested options to purchase up to  781,041 shares of common stock.  Unvested options of  370,834 are excluded.

(6)
Includes 62,857 shares of common stock purchased by Mr. Gaulding from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, a stock grant of 50,000 common shares, warrants to purchase up to 229,375 shares of common stock and vested options to purchase up to  96,666 shares of common stock.  Unvested options of  443,334 are excluded.

(7)
Includes 325,000 shares of common stock purchased by Mr. Kite from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, 125,000 shares of common stock purchased through the exercise of warrants, warrants to purchase up to 183,750 shares of common stock, and vested options to purchase up to 14 5 ,000 shares of common stock. Unvested options of 285,000 are excluded.

(8)
Includes 38,839 shares of common stock purchased by Mr. Campbell from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, the right to acquire 4,500,000 shares of common stock pursuant to convertible Preferred Stock, warrants to purchase up to 38,839 shares of common stock and vested options to purchase 283,333 shares of common stock.  Unvested options of 154,167 are excluded.

(9)	Includes vested options to purchase 326,458 shares of common stock by Mr. Kaplan. Unvested options of 154,167 are excluded.

(10)
Includes 15,625 shares of common stock purchased by Mr. Jett from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, 27,143 shares of common stock purchased by Mr. Jett on the open market, a stock grant of 50,000 common shares and vested options to purchase 229,166 shares of common stock.  Unvested options of  245,834 are excluded.

(11)
Includes 62,500 shares of common stock purchased by Mr. Buckel from the Company through a private offering, approved by the Company’s Board of Directors and directed to certain accredited investors, stock grant of 26,042 common shares to Mr. Buckel and vested options to purchase up to  125,000 shares of common stock. Unvested options of 375,000 are excluded.

(12)	Includes stock grants of 125,000 common shares to Mr. Cerwonka and vested options to purchase up to 322,218 shares of common stock. Unvested options of 77,782 are excluded.

(13)
Includes 12,000 shares of common stock purchased by Mr. Ruotolo from the Company through a private offering, approved by the Company’s Board of Directors.  On June 18, 2009, Mr. Ruotolo, former Chief Financial Officer and Secretary, terminated his employment with the Company under his 2007 Employment Agreement.

(14)	This calculation does not include the beneficial ownership of the former officers who were named executive officers.

(15)
Beneficial ownership is determined in accordance with the rules of the SEC and derives from either voting or investment power with respect to securities.  For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 115,142,331 shares outstanding as of August 25, 2010, and (ii) shares issuable by the Company pursuant to convertible preferred stock, warrants or options held by the respective person or group that may be exercised within 60 days following August 25, 2010 (“Presently Exercisable Shares”), unless otherwise noted in the footnotes to this table. Presently Exercisable Shares are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Related Transactions

From January 1, 2008 through August 25, 2010, there were no transactions, and there are no proposed transactions, in which we were or are to be a participant, involving an amount in excess of $120,000, and in which any related person had or will have a direct or indirect material interest, except for (i) the $50,000 quarterly payments made to Francis Ruotolo from June 2007 through September 2009 as more fully described below under Executive Compensation Discussion and Analysis, and (ii) the purchase of shares of our common stock by the selling security holder, which is a beneficial owner of our securities, including the issuance of Quarterly Payment Shares, as more fully described in “Prospectus Summary - About the Stock Purchase Agreement” above.

The Audit Committee of the Company’s Board of Directors is responsible for reviewing any transaction with related persons and making recommendations to the Board of Directors for consideration.

Director Independence

The entire Board of Directors, with the exception of Joseph Kozak, Francis Ruotolo and Ari Kaplan are “Independent” directors, as defined by applicable rules and regulations of the SEC and NASDAQ Stock Market.  The Company deems Francis Ruotolo to be not independent, on the basis of his previous employment with the Company.  Mr. Ruotolo was employed by the Company within the past three years and has received payments in excess of the $120,000 threshold in 2008 and 2009.  The Company deems Ari Kaplan to be not independent because he has received consulting fees from the Company which total more than $100,000 by the date of this report.

Beneficial Investor and Director Relationship

As noted in the Beneficial Ownership table included herein, Lyle P. Campbell is a beneficial shareholder of 10.4% of the common stock of the Company.  In May, 2007, Mr. Campbell’s son, Craig Campbell, joined the Company’s Board of Directors.  Mr. Craig Campbell is also a direct shareholder of the Company, beneficially owning 4.8% of the Company’s common stock.

Recent Actions

On January 14, 2010, three lawsuits were filed against the Company by Robert T. Healey.  The first of these lawsuits, against the Company, demands inspection of the Company’s books and records.  The second lawsuit, against the Company, and its eight directors (including former director Tom Holt), is alleged to be brought by Mr. Healey “both individually and derivatively,” therein alleging various wrongdoing by the Company and its directors.  The third lawsuit, against the Company and its eight directors (including former director Mr. Holt), is brought by Mr. Healey for a declaration directing the Company to nominate Mr. Healey and Rick Cerwonka (the Company’s Chief Operating Officer and the President of the Company’s subsidiary, Inventa Technologies, Inc.) for election to the Company’s Board of Directors.  On May 4, 2010, the Company and the members of the Board of Directors (including former director Mr. Holt) entered into a settlement agreement and mutual general release with Mr. Healey regarding the three lawsuits filed by Mr. Healey. Dismissal, with prejudice, is awaiting court approval. Mr. Healey  and his family are  stockholder s and hold , in the aggregate,  $2,000,000 of convertible promissory note s as of June 30 , 2010.

On August 18, 2010, the Company received a demand letter from Mr. Holt to reinstate his previously cancelled options and warrants to purchase shares of the Company's common stock, extend the exercise period for each by 90 days and pay him the difference in alleged lost profits for a prior request to exercise one of his warrants. Mr. Holt's options and warrants were received for his service on the board of directors. Mr. Holt had options and warrants to purchase a total of 311,250 shares of common stock for $0.94 per share. The Company believes the demand is without merit and intends to vigorously defend itself.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The information required by this item is incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K, as amended by the Company’s Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010.

MATERIAL CHANGES

The Company elects to incorporate information by reference to its Annual Report on Form 10-K, as amended by its Amended Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010, its Quarterly Report on Form 10-Q for the quarter ended June 30 , 2010 and its Current Reports on Form 8-K, all of which can be found on the SEC website at  www.sec.gov or on the Company’s website at www.ants.com. There have been no material changes in the Company’s affairs since the end of the most recent fiscal year which have not been described on the Company’s Quarterly Report on Form 10-Q  for the quarter ended June 30, 2010 or on the Company’s Current Reports on Form 8-K filed with the SEC under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

There are hereby incorporated by reference in this prospectus the following documents and information heretofore filed with the SEC:

(a)	Our Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2010, filed with the SEC on August 19, 2010;

(b)	Our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2010, filed with the SEC on May 24, 2010;

(c)	Our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009, filed with the SEC on April 21, 2010;

(d)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 31, 2010;

(e)	Our Current Reports on Form 8-K, filed with the SEC on July, 19, 2010, July, 15, 2010, May 21, 2010, May 12, 2010, May 5, 2010, March 19, 2010, March 15, 2010, February 11, 2010 and January 28, 2010;

(f)	Our Notice of Exempt Offering of Securities on Form D, filed with the SEC on July 28, 2010, May 21, 2010 and May 18, 2010;

(g)	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 29, 2010; and

(h)	The description of our common stock contained in our Form 10-SB filed with the SEC on September 14, 1999, including any amendment or report filed for the purpose of updating such description.

If a material change occurs to the information contained in this Registration Statement, including the prospectus, the Company will file a post-effective amendment or prospectus supplement after the initial filing of the Registration Statement and before the selling security holder stops offering the securities described in this prospectus.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

ANTs software inc.
71 Stevenson Street, Suite 400
San Francisco, CA 94105
Telephone: (659) 930-0500

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to reports filed or furnished pursuant to Sections 13(a) and 15 (d) of the Securities and Exchange Act are also available free of charge on our Investor Relations Web site at  www.ants.com  as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Additional information about the Company can also be found on our website at  www.ants.com.

Additionally, the public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and can be found at  www.sec.gov.

DISCLOSURE OF SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of Company’s legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC Registration Fee	$1,354
Accounting fees and expenses	$10,000
Legal fees and expenses	$50,000
Miscellaneous expenses	$3,646
Total	$65,000

ITEM 14:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 145 of the General Corporation Law of Delaware, Article V(B) of the Registrant’s Amended and Restated Certificate of Incorporation, provides as follows:

“To the fullest extent not prohibited by law, the Corporation:  (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was a director of the Corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the Corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise.  This Certificate shall not be deemed exclusive of any other provision for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the Corporation.”

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

As permitted by Section 102 of the General Corporation Law of Delaware, Article V(A) of the Registrant’s Amended and Restated Certificate of Incorporation, provides as follows:

“To the fullest extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for any monetary damages for conduct as a director.  Neither any amendment to or repeal of this Certificate or amendment to the Delaware General Corporations Law nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Certificate shall adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

The Registrant’s Amended and Restated Bylaws, provide in Article V, Section 6 for the indemnification of Registrant’s corporate agents as follows:

“The Corporation shall indemnify each of its agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person’s having been made or having threatened to be made a party to a proceeding in accordance with the provisions of the Articles of Incorporation and Delaware General Corporation Law.  The Corporation shall advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by subdivision (f) of Title 8, Section 145 of Delaware law.  The terms “agent”, “proceeding” and “expenses” made in this Section 6 shall have the same meaning as such terms in the Delaware General Corporation Law.”

In addition to the above, the Registrant has entered into indemnification agreements with its directors and executive officers to indemnify the foregoing persons against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by each of them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation) to which the indemnified person is, was or at any time becomes a party, or is reasonably thought to be threatened to be made a party, by reason of the fact that the indemnified person is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Notwithstanding the foregoing, under the indemnification agreements between the Registrant and its directors and executive officers, no indemnity will be paid for any of the following:  (i) to the extent the aggregate of losses to be indemnified exceeds the sum of (A) such losses for which the director or officer is indemnified and (B) any settlement pursuant to any D & O Insurance purchased and maintained by the Registrant; (ii) in respect to remuneration paid to the director or officer if it shall be determined by a final judgment without right of appeal, or other final adjudication that such remuneration was in violation of law; (iii) on account of any suit in which judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale by him of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law; (iv) on account of the director’s or officer’s acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (v) on account of any proceeding (other than the enforcement of the indemnification agreement by the director or officer against the Registrant) initiated by the director or officer unless such proceeding was authorized by the uninterested directors of the Registrant; or (vi) if a final decision without right of appeal by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

            Additionally, no indemnity will be paid for any of the following:  (i) on account of acts or omissions that the director or officer believed or believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director or officer; (ii) with respect to any transaction from which the director or officer derived an improper personal benefit; (iii) on account of acts or omissions that show a reckless disregard for the director’s or officer’s duties to the Registrant or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Registrant or its shareholders; (iv) on account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duties to the Registrant or its shareholders; (v) to the extent prohibited by Section 144 of the Delaware general Corporation Law, entitled “Interested Directors; Quorum;” (vi) in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Registrant in the performance of his duties to the Registrant and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for expenses and then only to the extent that such court shall determine; (vii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (viii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The indemnification provisions in the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

ITEM 15:  RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities issued by us within the past three years.  Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.  No underwriters were involved in any such sales.

Private Placements; Equity Stock; Warrants

All purchasers in the private placements qualify as accredited investors as such term is defined in Rule 501 under the Securities Act.  The Common Stock issued by the Registrant to the investors has not been registered under the Securities Act.  The offer and sale of these shares was made in connection with a private placement and is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

As previously noted, on March 22, 2010, the Registrant entered into the Stock Purchase Agreement in which 1,500,000 shares of the Registrant’s then-restricted common stock, which shall be registered pursuant to this prospectus, were sold to Fletcher at a per share price of $1.00.  The Registrant received an aggregate of $1,500,000.  In addition to each share of common stock sold in this transaction, Fletcher received a warrant to purchase up to $10,000,000 of additional shares of the Registrant’s common stock, which shall be registered pursuant to this prospectus, at an initial purchase price of $0.903 per share, subject to adjustment under the terms and conditions of the warrant and Stock Purchase Agreement between the Company and Fletcher, and such warrant to expire March 17, 2019 unless replaced by a subsequent warrant if one is issued pursuant to the terms and conditions of the Stock Purchase Agreement.

On March 31, 2010, the Registrant issued to selling security holder pursuant to the Stock Purchase Agreement a Quarterly Payment in the amount of 128,818 shares of common stock at a per share price of $0.8597.

On May 11, 2010, the Registrant engaged in a private placement with selling security holder, pursuant to the Stock Purchase Agreement with selling security holder and in which selling security holder purchased 605,76 7 shares of restricted common stock for the aggregate purchase price of $500,000 at the First Tranche Closing (as defined in the Stock Purchase Agreement) for a per share price of $0.8254.

On June 30, 2010, the Registrant issued to selling security holder pursuant to the Stock Purchase Agreement a Quarterly Payment in the amount of 100,673 shares of common stock at a per share price of $1.10.

On July 15, 2010, the Registrant engaged in a private placement with selling security holder, pursuant to the Stock Purchase Agreement with selling security holder and in which selling security holder purchased 1,600,000 shares of restricted common stock for the aggregate purchase price of $2,000,000 at the Initial Second Tranche Closing (as defined in the Stock Purchase Agreement) for a per share price of $1.25.

On March 22, 2010, May 12, 2010 and July 16, 2010, the Registrant entered into a private placement transaction with Street Capital, Inc. in which it issued warrants to purchase 120,000, 48,461 and 128,000 shares of restricted common stock, respectively.  These warrants were issued as consideration for services rendered by Street Capital, Inc. as placement agent in connection with the sale of shares to selling security holder.

Between December 12, 2009 and February 26, 2010, the Registrant engaged in a private placement transaction in which 3,715,321 shares of the Registrant’s restricted Common Stock were sold at a per share price of $0.40.  The Registrant received an aggregate of $1,486,128.  In addition to each share of Common Stock sold in the above transaction, each purchaser also received a warrant to purchase one share of the Registrant’s restricted Common Stock at $0.50 per share, such warrants to expire one year from purchase of the initial Common Stock shares.

On November 6, 2009, the Registrant granted 200,000 shares of restricted Common Stock, subject to vesting, valued at $0.60 per share to a consultant as consideration for investor relations services rendered.  As of June 30, 2010, 150,000 shares had vested.

Between August 31, 2009 and October 31, 2009, the Registrant engaged in a private placement transaction in which 6,330,082 of shares of the Registrant’s restricted Common Stock were sold at a per share price of $0.35.  The Registrant received an aggregate of $2,215,529.  In addition to each share of Common Stock sold in the above transaction, each purchaser also received a warrant to purchase one share of the Registrant’s restricted Common Stock at $0.40 per share, such warrants to expire one year from purchase of the initial Common Stock shares.

On October 21, 2009 the Company issued 57,548 shares of restricted Common Stock valued at $0.71 per share as interest on a convertible promissory note.

On September 18, 2009, the Registrant entered into an agreement with Constantin Zdarsky, an existing investor and warrant holder, in which his 3,002,150 common stock warrants were cancelled and the Registrant granted a new warrant to purchase up to 1,050,752 shares of the Registrant’s Series A Convertible Preferred Stock at a per share exercise price of $1.00 and exercisable through April 30, 2010 (the “Preferred Stock Warrant”).  The Registrant also granted a new common stock warrant to purchase up to 7,502,151 shares of the Registrant’s Common Stock at a per share price of $0.40 and exercisable through January 1, 2014.  Pursuant to the agreement, Mr. Zdarsky committed to serially exercise his purchase right under the Preferred Stock Warrant with respect to all 1,050,752 shares of Series A Convertible Preferred Stock as follows: 250,000 warrants by September 22, 2009, 250,000 warrants by December 31, 2009, 250,000 warrants by February 28, 2010 and 300,752 warrants by April 30, 2010.

From July 2 through July 4, 2009, the Registrant entered into agreements with certain promissory note holders, in which their notes were converted into Series A Convertible Preferred Stock as of July 1, 2009.  Pursuant to the agreements, the total aggregate amount owed under the notes totaling $8,503,226, plus accrued and unpaid interest through the date of the conversion totaling $425,161 was converted into 8,928,387 shares of Series A Convertible Preferred Stock at a price of $1.00 per share.  In addition to the note conversion, three outstanding warrants dated November 15, 2005, October 18, 2007 and December 18, 2007, for the purchase of an aggregate amount of 3,002,150 shares of Common Stock at a price of $0.80 per share, were extended for one year.

During the quarter ended June 30, 2009, the Registrant received $339,000 from the sale of 847,500 shares of the Company’s restricted Common Stock to accredited investors at a price of $0.40 per share.

During the quarter ended June 30, 2009, the Registrant received $115,000 from the sale of 1% Convertible Promissory Notes to accredited investors.  These notes were immediately converted into 287,500 shares of the Company’s restricted Common Stock at $0.40 per share. In conjunction with the sale of promissory notes, the Company issued 287,500 Common Stock warrants exercisable at $0.47 per share and exercisable for three years.

During the quarter ended June 30, 2009, as consideration for services rendered as placement agent, the Registrant issued 23,850 shares of our restricted Common Stock valued at $0.56 per share.

On or about May 19, 2009, the Registrant and David Brown, Brown Development ACC and MH Investments, the holders of $750,000 in convertible promissory notes (the “Notes”) agreed to amend the Notes and convert the principal face value of the Notes into Common Stock of the Registrant.  David Brown, Brown Development ACC and MH Investments, the holders of an aggregate of $625,000 in Notes agreed to convert the principal amount of those Notes into Common Stock of the Registrant at a conversion price of forty cents ($0.40) per share and MH Investments, the holder of a $125,000 Note, agreed to convert the principal amount of that Note into Common Stock of the Registrant at a conversion price of sixty cents ($0.60) per share.  The Registrant issued 1,770,833 shares in connection with the conversions.  The note holders agreed to forgive all interest accrued from January 1, 2009 through the date of conversion and the Notes were terminated.

Between March 4, 2008 and May 19, 2008, the Registrant engaged in a private placement transaction in which an aggregate of 12,491,667 shares of the Registrant’s restricted Common Stock was sold for a per share price of sixty cents ($0.60).  The Registrant received an aggregate of $7,495,000.  In connection with this private placement the Registrant paid $328,100 in cash commissions and issued 497,121 shares of the Registrant’s Common Stock to a placement agent.

On May 1, 2009, the Registrant granted 200,000 shares of restricted Common Stock, subject to vesting, valued at $0.46 per share and 300,000 Common Stock warrants, subject to vesting, exercisable at $0.01 per share for three years to a consultant for investor relations services.  As of June 30, 2010, 200,000 shares of Common Stock underlying the grant had vested and 300,000 shares of Common Stock underlying the warrants had vested.

On  March  31,  2008,  the  Registrant  received  $1,041,000  from  accredited investors,  for the sale of 1,735,000 shares of the Registrant’s restricted Common Stock, at a price of $0.60 per share.  The Registrant paid a placement agent a cash commission of $104,100 and issued 157,727 shares in connection with this private placement.

On December 18, 2007 (the “Issuance Date”), the Registrant received an aggregate of $1,003,226 from an accredited investor, for the sale of a convertible promissory note (the “Note”) and warrant (the “Warrant”), covering, in aggregate, 1,337,634 shares of the Registrant’s restricted Common Stock.  The Note bears interest at the rate of 10% per annum, simple interest, matures 36 months from the Issuance Date, and is convertible into 668,817 shares of the Company’s restricted Common Stock, at the election of the holder, at a per share price of $1.50.  The Note is prepayable without penalty in the event that the closing per share bid price for shares of the Registrant’s restricted Common Stock equals or exceeds $4.00 for 10 consecutive trading days and the Company provides 20 trading days advance notice of such intention to prepay.  The Warrant has a term of 36 months, may be exercised beginning on the Issuance Date and may be exercised into 668,817 shares of the Registrant’s restricted Common Stock at a per share exercise price of $3.25.

ITEM 16:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.
3.2(2)	Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of ANTs software inc.
3.3(3)	Amended and Restated Bylaws of the Registrant.
4.1(4)	Instrument Defining Rights of Security Holders.
5.1	Opinion of Morris, Manning & Martin, LLP. *
10.1(5)	Agreement by and between Registrant and Fletcher International, Ltd. dated March 12, 2010 (the “Stock Purchase Agreement”).
10.2	Amendment to Agreement by and between Registrant and Fletcher International, Ltd. dated July 15, 2010. *
10.3(6)	Warrant to Purchase Shares of Registrant’s Common Stock issued to Fletcher International, Ltd. by Registrant (the “Warrant”).
10.4	Amendment to Warrant dated July 15, 2010. *
10.5(7)	Form of Indemnification Agreement signed with officers and directors of the Company.
11.1(8)	Statement Regarding Computation of Per Share Earnings.
23.1	Consent of WeiserMazars LLP (formerly known as Weiser LLP), Independent Registered Public Accounting Firm.
23.2	Consent of Morris, Manning & Martin, LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (see signature page of this Registration Statement). *

*	Previously filed.
(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, filed with the SEC on September 8, 2008.
(2)	Incorporated by reference to Exhibit 3(i) to the Registrant’s Current Report on Form 8-K filed with the SEC on September 23, 2009.
(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.
(4)
The description of Registrant’s common stock contained in Registrant’s Form 10S-B filed with the SEC on September 14, 1999 including any amendment or report filed for the purpose of updating such description.

(5)	Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-166261) filed with the SEC on April 23, 2010.
(6)	Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-166261) filed with the SEC on April 23, 2010.
(7)	Incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the SEC on March 22, 2001.
(8)	Incorporated by reference to the financial statements included with Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010.

ITEM 17:  UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification relative to alleged Securities Act violations (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy and will be governed by the final adjudication of such issue.

(5)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.   Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Alpharetta, State of Georgia, on August  30 , 2010.

ANTs software inc.

By	/s/ Joseph Kozak
Joseph Kozak,
Chairman, Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By	/s/ Joseph Kozak
Joseph Kozak,
Chief Executive Officer, President and Director

Date	August 30 , 2010

By	/s/ David Buckel
David Buckel, Secretary and
Chief Financial Officer (Principal Accounting Officer)

Date	August 30 , 2010

DIRECTORS

By	/s/ Craig L. Campbell *
Craig Campbell, Director

Date	August 30 , 2010

By	/s/ John R. Gaulding *
John R. Gaulding, Director

Date	August 30 , 2010

By	/s/ Robert T. Jett *
Robert T. Jett, Director

Date	August 30, 2010

	By	/s/ Ari Kaplan*
Ari Kaplan, Director

	Date	August 30, 2010

	By	/s/ Robert H. Kite*
Robert H. Kite, Director

	Date	August 30, 2010

	By	/s/ Francis K. Ruotolo*
Francis K. Ruotolo, Director

	Date	August 30, 2010

* /s/ Joseph Kozak
By Joseph Kozak
Agent and Attorney-in-fact